UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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TD Ameritrade Holding Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 14, 2012

The Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”) will be held at the Hilton Omaha, 1001 Cass Street in Omaha, Nebraska on Tuesday, February 14, 2012, at 9:00 a.m., Central Standard Time. You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/amtd2012, where you will be able to vote electronically and submit questions during the meeting.

At the annual meeting the following items of business will be considered:

1)  The election of four nominees recommended by the board of directors to the board of directors;

2)  An advisory vote on executive compensation; and

3)  Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

Only stockholders of record at the close of business on December 19, 2011 will be entitled to notice of and to vote at the meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to most of our stockholders instead of a paper copy of this proxy statement and our 2011 Annual Report. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Your vote is very important. Whether or not you plan to attend the Annual Meeting (in person or virtually via the Internet), please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Internet Availability Notice. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person or virtually via the Internet. Proxies are being solicited on behalf of the board of directors.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska

January 5, 2012

TD Ameritrade Holding Corporation

4211 South 102nd Street

Omaha, Nebraska 68127

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2012 Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”). The 2012 Annual Meeting will be held on Tuesday, February 14, 2012 at 9:00 a.m., Central Standard Time, at the Hilton Omaha, 1001 Cass Street in Omaha, Nebraska and via the Internet at www.virtualshareholdermeeting.com/amtd2012, where you will be able to vote electronically and submit questions during the meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 5, 2012.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 19, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 548,382,327 shares of common stock issued and outstanding.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class I directors recommended by the board of directors, an advisory vote on executive compensation and ratification of the appointment of the Company’s independent registered public accounting firm. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given. Where no instructions are indicated on any such proxy, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. At this time, we are unaware of any matters, other than described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting (in person or via the Internet) may revoke their proxies and vote in person. Stockholders attending the Annual Meeting via the Internet should follow the instructions at www.virtualshareholdermeeting.com/amtd2012 in order to vote at the meeting.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or shares that are “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors recommended by the board of directors and the advisory vote on executive compensation.

Voting Electronically

In order to vote online or via telephone before the Annual Meeting, go to the www.ProxyVote.com Web site or call the toll-free number on the proxy card or Internet Availability Notice and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the proxy card in the pre-addressed, postage-paid envelope provided. You may also vote while attending the meeting on the Internet.

If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received available when accessing the site.

PROPOSAL NO. 1

ELECTION OF DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS

Board of Directors

The Company’s certificate of incorporation divides the Company’s board of directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, the Company’s founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 15% of our common stock as of the Record Date. The Toronto-Dominion Bank, a Canadian chartered bank, owned approximately 45% of our common stock as of the Record Date. References to “TD” or “TD Bank Group” in this proxy statement refer to The Toronto-Dominion Bank and its subsidiaries. In connection with the Company’s acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Ricketts holders, TD and the Company entered into a stockholders agreement, as amended (the “Stockholders Agreement”), effective June 22, 2005. Under the Stockholders Agreement, the Company’s board of directors consists of twelve members, up to five of whom may be designated by TD, up to three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company, and three of whom are outside independent directors who are nominated by the Outside Independent Directors (“OID”) Committee and then approved by TD and the Ricketts holders. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. See discussion under “Stockholders Agreement” for additional information regarding the terms of the Stockholders Agreement. As of the Record Date, based on their respective ownership positions in the Company, TD may designate five members of the board of directors and the Ricketts holders may designate two members. Effective October 20, 2011, Mr. J. Joe Ricketts, founder of the Company, retired from the board of directors and Mr. Todd M. Ricketts, a designee of the Ricketts holders, was elected as a Class III director to replace Mr. J. Joe Ricketts. Because TD and the Ricketts holders collectively own more than 50% of the voting power of the outstanding common stock of the Company, the Company qualifies as a “controlled company” for purposes of Nasdaq Rule 5615(c) and therefore is exempt from specified director independence requirements of The Nasdaq Stock Market.

The board of directors has nominated the following persons as directors to be voted upon at the 2012 Annual Meeting: W. Edmund Clark, Karen E. Maidment, Mark L. Mitchell and Fredric J. Tomczyk, as Class I directors to serve terms ending at the 2015 Annual Meeting. Mr. Clark and Ms. Maidment are designees of TD. Mr. Mitchell is an outside independent director. Mr. Tomczyk is the chief executive officer of the Company. Marshall A. Cohen, William H. Hatanaka, J. Peter Ricketts and Allan R. Tessler are Class II directors serving terms ending at the 2013 Annual Meeting. Dan W. Cook III, Joseph H. Moglia, Wilbur J. Prezzano and Todd M. Ricketts are Class III directors serving terms ending at the 2014 Annual Meeting. The board of directors has determined that Ms. Maidment and Messrs. Cohen, Cook, Mitchell, Prezzano, J. Peter Ricketts, Todd M. Ricketts and Tessler are independent as defined in Nasdaq Rule 5605.

The board of directors knows of no reason why any of Messrs. Clark, Mitchell and Tomczyk and Ms. Maidment might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. Clark, Mitchell and Tomczyk and Ms. Maidment is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class I director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and voting, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors. Proxies submitted pursuant to this solicitation will be voted “FOR” the election of each of Messrs. Clark, Mitchell and Tomczyk and Ms. Maidment as Class I directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF W. EDMUND CLARK, KAREN E. MAIDMENT, MARK L. MITCHELL AND FREDRIC J. TOMCZYK AS CLASS I DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since		Class and Year in Which Term Expires
W. Edmund Clark	64	Group President and Chief Executive Officer, TD Bank Group; Vice Chairman of the Company	2006		Class I 2015

Karen E. Maidment	53	Director, The Toronto-Dominion Bank	2010		Class I 2015

Mark L. Mitchell	51	Principal, CNH Partners, LLC	1996	*	Class I 2015

Fredric J. Tomczyk	56	President and Chief Executive Officer of the Company	2008	‡	Class I 2015

*	Mr. Mitchell previously served on the Company’s board of directors from December 1996 to January 2006 and was reelected in November 2006.

‡	Mr. Tomczyk previously served on the Company’s board of directors from January 2006 to June 2007 and was reelected in October 2008 when he became the chief executive officer of the Company.

W. Edmund Clark is group president and chief executive officer of TD Bank Group. Mr. Clark has served in this position since December 2002. From July 2000 until his current appointment, Mr. Clark served as president and chief operating officer of TD Bank Group. Prior to joining TD, Mr. Clark was president and chief executive officer of Canada Trust Financial Services. Mr. Clark is a director of TD and TD Bank, N.A. (a wholly-owned subsidiary of TD). He is also a member of the advisory council for Habitat for Humanity Toronto. In 2010, Mr. Clark was appointed to the Order of Canada, one of Canada’s highest distinctions. Mr. Clark graduated from the University of Toronto with a Bachelor of Arts degree. He earned his Master’s degree and Doctorate in Economics from Harvard University.

Mr. Clark is one of the five directors designated by TD. Mr. Clark has significant financial services experience, serving as group president and chief executive officer of TD Bank Group since 2002. His financial services expertise is important for his role as vice chairman.

Karen E. Maidment has served as a director of the Company since August 2010. Ms. Maidment was chief financial and administrative officer of Bank of Montreal (“BMO”) Financial Group, a financial services organization, from 2007 to 2009, and was responsible for all global finance operations, risk management, legal and compliance, tax, communications and mergers and acquisitions. From 2000 to 2007 she served as the chief financial officer of BMO Financial Group. Ms. Maidment held several executive positions with Clarica Life Insurance Company from 1988 to 2000, including chief financial officer. Ms. Maidment currently serves on the board of directors of TD and TransAlta Corporation. She was formerly a director of Harris Bank, BMO Nesbitt Burns and the Bank of Montreal Pension Fund. Ms. Maidment holds a Bachelor of Commerce degree from McMaster University and is a Chartered Accountant. In 2000, she was named a Fellow of the Institute of Chartered Accountants of Ontario.

Ms. Maidment is one of the five directors designated by TD. She brings leadership skills and significant financial services experience to the board of directors, having most recently served as chief financial and administrative officer of BMO Financial Group. Her financial expertise and experience in risk management and compliance are important for her role as a member of the Audit Committee and Risk Committee.

Mark L. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Mr. Mitchell is one of the three outside independent directors. He brings significant financial experience and a thorough understanding of the Company and the brokerage industry, serving as a principal and co-founder of an investment management firm and as a director of the Company since 1996.

Fredric J. Tomczyk is president and chief executive officer of the Company. Mr. Tomczyk has served in this position since October 2008. From July 2007 until his current appointment, he served as the Company’s chief operating officer and was responsible for all operations, technology, retail sales functions and the registered investment advisor channel. He served on the Company’s board of directors from January 2006 until June 2007. From May 2002 until joining the Company, he served as the vice chair of corporate operations for TD Bank Group. From March 2001 until May 2002, Mr. Tomczyk served as executive vice president of retail distribution for TD Canada Trust (a wholly-owned subsidiary of TD) and from September 2000 until March 2001 served as executive vice president and later as president and chief executive officer of wealth management for TD Canada Trust. Prior to joining TD Canada Trust, he was president and chief executive officer of London Life. Mr. Tomczyk serves on Cornell University’s undergraduate business program advisory council. Mr. Tomczyk graduated from Cornell University with a Bachelor of Science, Applied Economics & Business Management. He subsequently obtained his Chartered Accountant designation. In 2006, he was elected as a Fellow of the Institute of Chartered Accountants of Ontario.

Mr. Tomczyk is the president and chief executive officer of the Company. He has significant financial services and management experience, having worked in the financial services industry for over 20 years.

Directors Not Standing For Election

Name	Age	Principal Occupation	Director Since		Class and Year in Which Term Expires
Marshall A. Cohen	76	Counsel (retired), Cassels Brock & Blackwell LLP	2006		Class II 2013

Dan W. Cook III	76	Senior Advisor, MHT Partners, L.P.	2005		Class III 2014

William H. Hatanaka	57	Senior Advisor, TD Bank Group	2006		Class II 2013

Joseph H. Moglia	62	Head Football Coach, Coastal Carolina University; Chairman of the Company	2006		Class III 2014

Wilbur J. Prezzano	71	Director, The Toronto-Dominion Bank	2006		Class III 2014

J. Peter Ricketts	47	Founder of Drakon LLC	2007	†	Class II 2013

Todd M. Ricketts	42	Director, Chicago Baseball Holdings, LLC	2011		Class III 2014

Allan R. Tessler	75	Chairman and Chief Executive Officer of International Financial Group, Inc.	2006		Class II 2013

†	Mr. J. Peter Ricketts previously served on the Company’s board of directors from October 1999 to May 2006 and was reelected in October 2007.

Marshall A. Cohen is counsel (retired) to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of The Molson Companies Limited from 1988 to 1996. Mr. Cohen currently serves as a director of Gleacher and Company and TriMas Corporation. He was formerly a director of American International Group, Barrick Gold Corporation, Collins & Aikman Corporation, Metaldyne Corp. and TD. Mr. Cohen holds a Bachelors degree from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

Mr. Cohen is one of the five directors designated by TD. He brings leadership skills and financial experience to the board of directors, having served as the president and chief executive officer of The Molson Companies Limited from 1988 to 1996. He brings insights to our board of directors through his service on other public company boards.

Dan W. Cook III has been a senior advisor to MHT Partners, L.P., an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 2000. He currently serves on the executive board of the Edwin L. Cox School of Business at Southern Methodist University. Mr. Cook also serves as trustee or director of several charitable organizations. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

Mr. Cook is one of the three outside independent directors. Mr. Cook brings leadership skills and significant financial services experience to the board of directors, having worked in the financial services industry in senior roles at Goldman Sachs for more than 20 years.

William H. Hatanaka became a senior advisor to the chief executive officer of TD Bank Group in November 2010. Previously, he served as chairman and chief executive officer of TD Waterhouse Canada, Inc. (a wholly-owned subsidiary of TD) and group head, wealth management, for TD Bank Group. He has over 30 years of experience in the financial services industry. Prior to joining TD in 2003, Mr. Hatanaka was the chief operating officer for the wealth management arm of the Royal Bank of Canada. He has also held senior executive positions at brokerage firms RBC Dominion Securities, Richardson Greenshields Ltd., and Midland Walwyn Capital. Prior to his career in the financial services industry, Mr. Hatanaka played professional football in the Canadian Football League and was a member of the 1976 Ottawa Rough Riders Grey Cup Championship team.

Mr. Hatanaka serves on the board of directors of the Canadian Centre for Diversity and is a member of the board of governors of York University. He formerly served as the chairman of the board for the Investment Industry Association of Canada. He holds a B.A. with Honours in Sociology and Economics from York University and has completed the Advanced Management Program at the Harvard Business School.

Mr. Hatanaka is one of the five directors designated by TD. Mr. Hatanaka has significant financial services experience, having served as a senior executive at TD Bank Group overseeing the wealth management group.

Joseph H. Moglia was elected chairman of the Company’s board of directors effective October 1, 2008. Mr. Moglia was named head football coach of Coastal Carolina University in December 2011. He served as president and head coach of the Omaha Nighthawks of the United Football League during 2011. From March 2001 through September 2008 he served as the Company’s chief executive officer. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the board of trustees of the STRATCOM Consultation Committee and is a director for Creighton University and for the National Italian American Foundation. Mr. Moglia was formerly a director of AXA Financial, Inc. and of its subsidiaries, AXA Equitable Life Insurance Company, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

Mr. Moglia serves as a director under a waiver to the Stockholders Agreement permitting him to serve in the place of an outside independent director so long as he serves as the chairman of the board. Mr. Moglia has significant financial services and leadership experience, having served as the Company’s chief executive officer from March 2001 through September 2008 and as head of the investment performance and product group for Merrill Lynch’s private client division. His experience as our former chief executive officer provides him insights that are useful in his current role as chairman of the board.

Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various general management positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano serves as a director of TD, EnPro Industries, Inc., Snyder’s-Lance, Inc. and Roper Industries, Inc. Mr. Prezzano received a Bachelor’s degree and Masters in Business Administration from the University of Pennsylvania Wharton School.

Mr. Prezzano is one of the five directors designated by TD. He brings leadership skills and financial experience to the board of directors, having served as the vice chairman of Eastman Kodak Company. He brings insights to our board of directors through his service on other public company boards.

J. Peter Ricketts is the founder of Drakon, LLC, an asset management company in Omaha, Nebraska. Mr. Ricketts previously served as a director of the Company from October 1999 to May 2006 before he resigned to campaign for election to the United States Senate for the State of Nebraska. From 1993 to 2005, Mr. Ricketts served in various leadership positions with the Company, including executive vice president and chief operating officer, corporate secretary, president of the private client division, senior vice president of strategy and business development, senior vice president of product development and senior vice president of marketing. Mr. Ricketts is a director of Chicago Baseball Holdings, LLC (the holding company for the Chicago Cubs Major League Baseball franchise), a director and officer of RPTC, Inc., a private trust company, a director and president of the Platte Institute for Economic Research, Inc. and an advisory board member for the Alumni Capital Network, a private equity firm based in New York. He serves on the global advisory board for the University of Chicago Graduate School of Business, as a member of the board of directors of Bellevue University and as a member of the board of trustees for the American Enterprise Institute. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the brother of Todd M. Ricketts, who serves as a director of the Company, and the son of J. Joe Ricketts, founder of the Company.

Mr. J. Peter Ricketts is one of the two directors designated by the Ricketts holders. He has extensive knowledge of the Company and its business, having served in senior leadership positions from 1993 to 2005, including chief operating officer.

Todd M. Ricketts has served as a director of Chicago Baseball Holdings, LLC since October 2009. Mr. Ricketts has managed his personal investment portfolio since 2001 and has been a managing co-owner of JBE Riding Group LLC, a bicycle retailer and service provider, since 2009. Previously, Mr. Ricketts served as corporate secretary and director of business development for the Company. He also served as the special assistant to the president for Knight Capital Group, Inc. and assisted with their initial public offering. Mr. Ricketts received a B.A. in economics from Loyola University Chicago. Todd M. Ricketts is the brother of J. Peter Ricketts, who serves as a director of the Company, and the son of J. Joe Ricketts, founder of the Company.

Mr. Todd M. Ricketts is one of the two directors designated by the Ricketts holders. He brings business management and financial experience to the board of directors through his entrepreneurial and financial services industry experience.

Allan R. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also chairman of the board of Epoch Holding Corporation, formerly J Net Enterprises. He has previously served as chief executive officer of J Net Enterprises, co-chairman and co-chief executive officer of Data Broadcasting Corporation (now known as Interactive Data Corporation), chairman of Enhance Financial Services Group, Inc. and chairman and principal stockholder of Great Dane Holdings. Mr. Tessler is the lead director and chair of the finance committee of Limited Brands, Inc. Mr. Tessler also serves as a director of Steel Partners Holdings L.P. He serves as chairman of the board of trustees of the Hudson Institute and is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and an L.L.B. from Cornell University Law School.

Mr. Tessler is one of the three outside independent directors. He brings leadership skills and financial services experience to the board of directors, having served as chief executive officer of J Net Enterprises and co-chief executive officer of Data Broadcasting Corporation. He brings insights to our board of directors through his service on other public company boards.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Fredric J. Tomczyk	56	President and Chief Executive Officer
Marvin W. Adams	54	Executive Vice President, Chief Operating Officer
J. Thomas Bradley, Jr.	49	Executive Vice President, Institutional Services
John B. Bunch	45	Executive Vice President, Retail Distribution
William J. Gerber	53	Executive Vice President, Chief Financial Officer
Ellen L.S. Koplow	52	Executive Vice President, General Counsel and Secretary

See “Nominees to Board of Directors” for information regarding the business experience of Fredric J. Tomczyk.

Marvin W. Adams joined the Company as chief operating officer in April 2011. In this role, he oversees all information technology and operations functions, including systems development, data centers and infrastructure, networks, online engagement, project management and process improvement and retail brokerage clearing and operations. Mr. Adams brings more than 30 years of operational and technology experience, much of which he gained in the financial services industry. From 2010 until he joined the Company, Mr. Adams served as executive vice president of shared services of TIAA-CREF. In this role, he was responsible for overseeing the operations and applications services technology and leading information technology strategy and policy. Mr. Adams also served in a similar capacity at Fidelity Investments from 2008 to 2009, where he was responsible for enterprise transformation initiatives, and as chief information officer at Citigroup Inc. from 2006 to 2008, Ford Motor Company from 2000 to 2006 and Bank One Corporation from 1997 to 2000. He also served as the head of worldwide engineering systems for Xerox Corporation after starting his career at IBM. Mr. Adams holds a Bachelor of Science degree in electrical engineering from Michigan State University.

J. Thomas Bradley, Jr. joined the Company upon its acquisition of TD Waterhouse in January 2006 and was appointed president of TD Ameritrade Institutional. In November 2009, he was named executive vice president of the Company. In this role, he oversees all institutional business functions, including the Company’s independent investment advisor services, fixed income, self-directed
401(k) and retirement trust businesses. Prior to January 2006, he spent nearly 20 years at TD Waterhouse managing a variety of retail and institutional businesses. He was most recently responsible for the U.S. independent advisor services, correspondent clearing and capital markets businesses. Prior to joining TD Waterhouse, Mr. Bradley was a financial advisor with Northwestern Mutual Life and Robert W. Baird & Co. Mr. Bradley has received several industry awards, including The National Association of Personal Financial Advisors’ Special Achievement Award (2006), the Texas Tech Lifetime Achievement Visionary Award (2008) and Investment Advisor Magazine’s Most Influential People (2006, 2009 and 2011). Mr. Bradley holds a B.S. degree in business administration, with a concentration in finance, from the University of Richmond, Robins School of Business. He also holds several financial services industry securities licenses.

John B. Bunch joined the Company upon its acquisition of TD Waterhouse in January 2006 and was appointed president of retail distribution in June 2007. In November 2009, he was named executive vice president of the Company. In his current role, he is responsible for the Company’s branch network, investor centers, guidance solutions teams, product, strategy, client experience and investor education. From January 2006 until June 2007, he served as President of Retail Sales. From 2004 to 2006, he served as senior vice president of branch distribution for TD Waterhouse, where he oversaw the nationwide retail branch network of over 140 branches. Prior to joining TD Waterhouse, he held numerous management positions in a 14-year career with Charles Schwab & Co., including divisional senior vice president, senior vice president for advice marketing and product development and senior vice president of development and training. Mr. Bunch is a member of the board of directors for Special Olympics Nebraska. He also holds several financial services industry securities licenses.

William J. Gerber was appointed chief financial officer in October 2006. In May 2007, he was named executive vice president of the Company. In his role as chief financial officer, he oversees investor relations, order routing and market data, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax, procurement and business development. From May 1999 until October 2006, he served as the Company’s managing director of finance, during which time he played a major role in evaluating merger and acquisition opportunities for the Company, including TD Waterhouse, Datek and NDB. Prior to joining the Company, he served as vice president of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. He serves on the board of directors for CTMG Inc. and Creighton Preparatory High School. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber is also a CPA in the State of Michigan.

Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and government relations departments. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983, where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland.

Board Meetings and Committees

The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. The board of directors has a policy requiring the separation of the roles of chief executive officer and chairman of the board, because the board of directors believes it improves the ability of the board to exercise its oversight role. Currently, Mr. Tomczyk serves as the chief executive officer and Mr. Moglia serves as chairman of the board. The chairman manages the affairs of the board, with the objective that it is properly organized, functions effectively and fulfills its responsibilities. The chairman also establishes the agenda for each board meeting with input from the chief executive officer and corporate secretary, and from other directors as necessary or desired, and coordinates activities of the board of directors with committee chairs. The separation of the roles of chief executive officer and chairman of the board does not affect risk oversight, which is the responsibility of the board of directors, primarily overseen by the Risk Committee. Our management team is responsible for managing risk, using risk management processes, policies and procedures to identify, measure and manage risks.

During the fiscal year ended September 30, 2011, the board of directors held six meetings. During fiscal year 2011, each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, directors are encouraged to attend. Eleven of the 12 directors attended the 2011 Annual Meeting of Stockholders.

The board of directors has established six standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors, Non-TD Directors and Risk.

Audit Committee.    The functions performed by the Audit Committee are described in the Audit Committee charter and include (1) overseeing the Company’s internal accounting and operational controls, including assessment of operational, legal and compliance matters, (2) selecting the Company’s independent registered public accounting firm and Managing Director of Corporate Audit and assessing their performance on an ongoing basis, (3) reviewing the Company’s financial statements and audit findings and overseeing the financial and regulatory reporting processes, (4) performing other oversight functions as requested by the board of directors and (5) reporting activities performed to the board of directors. The Audit Committee charter was adopted by unanimous written consent of the board of directors on September 5, 2002 and subsequently was adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. A revision to the charter was approved by the Audit Committee on July 26, 2010 and subsequently was approved by the board of directors on July 27, 2010. The charter is reviewed and reaffirmed by the Audit Committee annually, with the most recent review and approval at the November 17, 2011 Audit Committee meeting. The Audit Committee charter is available on the Company’s Web site at www.amtd.com under the governance section. The Audit Committee is currently composed of Messrs. Cohen, Prezzano and Tessler and Ms. Maidment. Mr. Cohen serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee and has designated Ms. Maidment and Mr. Tessler as audit committee financial experts as defined by the Securities and Exchange Commission (“SEC”). The Company’s Audit Committee met 11 times during fiscal year 2011. The Report of the Audit Committee for the fiscal year ended September 30, 2011 appears under PROPOSAL NO. 3 – “RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

H.R. and Compensation Committee.    The H.R. and Compensation Committee, referred to in this proxy statement as the Compensation Committee, reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans and, in consultation with the Risk Committee, reviews compensation-related risks. The Compensation Committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation as to whether it should be included in each proxy statement. The Compensation Committee is currently composed of Messrs. Clark, Cook and Mitchell. Mr. Clark serves as the Compensation Committee’s chairman. The Compensation Committee charter is available on the Company’s Web site at www.amtd.com under the governance section. The Compensation Committee met six times during fiscal year 2011. The Compensation Committee Report appears under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Corporate Governance Committee.    The primary purpose of the Corporate Governance Committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual self-evaluation of the board of directors and its committees. The Corporate Governance Committee is currently composed of Messrs. Clark, Cohen, Cook, J. Peter Ricketts and Tessler. Mr. Tessler serves as the Corporate Governance Committee’s chairman. The Company’s Corporate Governance Committee met four times during fiscal year 2011. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on the Company’s Web site at www.amtd.com under the governance section.

Outside Independent Directors Committee.    The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by (1) identifying individuals qualified to serve on the board of directors, (2) reviewing the qualifications of the members of the board and recommending nominees to fill board of director vacancies and (3) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of directors whose terms are expiring. The OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed by the Company. The OID Committee is also responsible for approving transfers of voting securities by TD and the Ricketts holders not otherwise permitted by the Stockholders Agreement, approving qualifying transactions (as defined in the Stockholders Agreement) and determining the fair market value (or selecting an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD and the Ricketts holders set forth in the Stockholders Agreement. The members of the OID Committee are Messrs. Cook, Mitchell and Tessler. Mr. Cook serves as the OID Committee’s chairman. All current OID Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. In accordance with the Stockholders Agreement, the OID Committee will not include any director designated by TD or the Ricketts holders. The Company’s OID Committee met four times during fiscal year 2011.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (1) a detailed resume outlining the candidate’s knowledge, skills and experience, (2) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board of directors, (3) a detailed resume of the stockholder submitting the director recommendation and (4) the number of shares held by the stockholder, including the dates such shares were acquired.

The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1. Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2. The composition of the entire board of directors will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board of directors; the need for financial, business, financial industry, public company and other experience and expertise on the board of directors and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3. Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4. Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5. Any other criteria as the OID Committee may determine.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed below under the heading “Stockholders Agreement”) the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

Non-TD Directors Committee.    The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business held by TD. The Non-TD Directors Committee is currently composed of Messrs. Cook, Mitchell, Moglia, J. Peter Ricketts, Todd M. Ricketts, Tessler and Tomczyk. The Non-TD Directors Committee did not meet during fiscal year 2011.

Risk Committee.    The Risk Committee was formed for the purpose of assisting the board of directors in its oversight responsibilities relating to the identification, monitoring and assessment of the key risks of the Company. Messrs. Hatanaka, Mitchell and J. Peter Ricketts and Ms. Maidment currently serve as members of the Risk Committee. Mr. Mitchell serves as the Risk Committee’s chairman. The Risk Committee met four times during fiscal year 2011. The Risk Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

Code of Ethics

The Company has a code of business conduct and ethics that applies to all employees and the board of directors. A copy of this code is publicly available as Exhibit 14 of the Company’s quarterly report on Form 10-Q filed with the SEC on February 4, 2011.

Stockholder Communications Policy

Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

TD Ameritrade Holding Corporation

6940 Columbia Gateway Drive

Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward to directors non-substantive communications or communications that appear to pertain to personal grievances, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Company has identified the following late filings by the Section 16(a) Reporting Persons: Ms. Koplow and Messrs. Bradley, Bunch, Gerber, Kelley and Tomczyk each had two transactions not reported on a timely basis on one Form 4. Ms. Maidment and Messrs. Cohen, Cook, Mitchell, Prezzano, J. Peter Ricketts, Peter J. Sidebottom and Tessler each had one transaction not reported on a timely basis on one Form 4. Mr. J. Joe Ricketts had two transactions not reported on a timely basis on two Forms 4.

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 548,382,327 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the current executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by the other parties to the Company’s Stockholders Agreement. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Restricted stock units held by our directors and officers are included below, but do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors are included below, but do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is: TD Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
Directors and Executive Officers
Joseph H. Moglia, (1) Chairman	5,874,589	1.1%
Fredric J. Tomczyk, (2) President and Chief Executive Officer, Director	1,919,605	*
William J. Gerber, (3) Executive Vice President, Chief Financial Officer	253,996	*
Marvin W. Adams, (4) Executive Vice President, Chief Operating Officer	167,045	*
John B. Bunch, (5) Executive Vice President, Retail Distribution	292,860	*
J. Thomas Bradley, Jr., (6) Executive Vice President, Institutional Services	234,884	*
W. Edmund Clark, Director	6,000	*
Marshall A. Cohen, (7) Director	81,882	*
Dan W. Cook III, (8) Director	53,753	*
William H. Hatanaka, Director	3,000	*
Karen E. Maidment, (9) Director	16,679	*
Mark L. Mitchell, (10) Director	42,440	*
Wilbur J. Prezzano, (11) Director	72,891	*
J. Peter Ricketts, (12) Director	910,905	*
Todd M. Ricketts, (13) Director	410,711	*
Allan R. Tessler, (14) Director	51,864	*
All Directors and Executive Officers as a group (15) (17 persons)	10,615,407	1.9%

Other Stockholders
The Toronto-Dominion Bank (16)	247,419,287	45.1%
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K IA2

J. Joe Ricketts, (17) Founder	64,584,005	11.8%
C/O Hugo LLC
1395 S. Platte River Drive
Denver, CO 80223

Marlene M. Ricketts 1994 Dynasty Trust (18)	8,186,112	1.5%

J. Joe Ricketts 1996 Dynasty Trust (18)	8,186,688	1.5%

*	Less than 1% of the issued and outstanding shares.

(1)	Consists of 619,589 shares held by Mr. Moglia individually; and 5,255,000 shares issuable upon the exercise of options exercisable within 60 days.

(2)	Consists of 369,689 shares held by Mr. Tomczyk individually; 917,384 shares issuable upon the exercise of options exercisable within 60 days; and 632,532 restricted stock units.

(3)	Consists of 52,560 shares held by Mr. Gerber individually; 18,745 shares held in Mr. Gerber’s 401(k) account; 75,000 shares issuable upon the exercise of options exercisable within 60 days; and 107,691 restricted stock units.

(4)	Consists of 167,045 restricted stock units.

(5)	Consists of 107,548 shares held by Mr. Bunch individually and pledged as collateral and 185,312 restricted stock units.

(6)	Consists of 56,391 shares held by Mr. Bradley individually and 178,493 restricted stock units.

(7)	Consists of 12,142 shares held by Mr. Cohen individually; 21,401 restricted stock units; and 48,339 stock units held in a deferred compensation account for Mr. Cohen.

(8)	Consists of 13,951 shares held by Mr. Cook individually; 21,401 restricted stock units; 12,971 shares issuable upon the exercise of options exercisable within 60 days; and 5,430 stock units held in a deferred compensation account for Mr. Cook.

(9)	Consists of 10,246 restricted stock units and 6,433 stock units held in a deferred compensation account for Ms. Maidment.

(10)	Consists of 11,530 shares held by Mr. Mitchell individually; 21,401 restricted stock units; and 9,509 stock units held in a deferred compensation account for Mr. Mitchell.

(11)	Consists of 12,142 shares held by Mr. Prezzano individually; 21,401 restricted stock units; and 39,348 stock units held in a deferred compensation account for Mr. Prezzano.

(12)	Consists of 231,073 shares held by Mr. J. Peter Ricketts individually; 300,000 shares held by Mr. Ricketts jointly with his spouse; 105,293 shares held in trusts for the benefit of Mr. Ricketts’ children; 70,065 shares held by Mr. Ricketts individually in an IRA account; 21,401 restricted stock units; and 183,073 shares held in annuity trusts for the benefit of Mr. Ricketts.

(13)	Consists of 363,153 shares held by Mr. Todd M. Ricketts individually; 7,889 shares held by Mr. Ricketts’ spouse; 38,100 shares held in trusts for the benefit of Mr. Ricketts’ children; and 1,569 restricted stock units.

(14)	Consists of 20,463 shares held by Mr. Tessler individually; 21,401 restricted stock units; and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole stockholder of International Financial Group, Inc.

(15)	Includes 6,349,319 shares issuable upon the exercise of options exercisable within 60 days.

(16)	Based on Schedule 13D/A filed on November 8, 2011 by The Toronto-Dominion Bank and TD Luxembourg International Holdings S.a.r.l., a wholly-owned subsidiary of The Toronto-Dominion Bank. Pursuant to the Stockholders Agreement described below, TD’s voting power is limited to 45% of the outstanding common stock of the Company. Therefore, TD’s voting power is limited to 246,772,047 shares as of the Record Date.

(17)	Based on a Form 4 filed on November 22, 2011 filed by Mr. J. Joe Ricketts. Shares of common stock beneficially owned by Mr. J. Joe Ricketts consist of 50,294,844 shares held by him directly; 13,167,760 shares held by Marlene M. Ricketts, his spouse; 1,100,000 shares held in an annuity trust for which Marlene M. Ricketts is the grantor and a beneficiary; and 21,401 restricted stock units.

(18)	The Marlene M. Ricketts 1994 Dynasty Trust and the J. Joe Ricketts 1996 Dynasty Trust are included among the Ricketts holders, which are parties to the Stockholders Agreement described below.

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and various provisions relating to board of directors composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters.

Governance of TD Ameritrade.    The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom may be designated by TD, three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company and three of whom are outside independent directors. The outside independent directors are nominated by the OID Committee and subject to the consent of TD and the Ricketts holders. The number of directors designated by TD and the Ricketts holders depends on their maintenance of specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five in the case of TD or three in the case of the Ricketts holders.

In order to accommodate both the election of Joseph H. Moglia as chairman of the board of directors and Fredric J. Tomczyk as chief executive officer, effective October 1, 2008, given the limitation of twelve members of the board of directors and other rights provided under the Stockholders Agreement, TD waived its right to designate one of its directors so long as Mr. Moglia serves as chairman of the board. On August 3, 2009, the Company entered into Amendment No. 2 and Waiver to the Stockholders Agreement (“Amendment No. 2”). Under Amendment

No. 2: (a) the Company consented to the termination of the waiver by TD of its right to designate one of its five TD directors; (b) certain provisions of the Stockholders Agreement and the certificate of incorporation were waived to the extent necessary to permit Mr. Moglia, instead of an outside independent director, to fill the board of directors vacancy created by the resignation of one of the directors designated by the Ricketts holders as a result of the reduction in ownership of Company common stock by the Ricketts holders, and (c) in the event the Ricketts holders are entitled to fill a third seat on the board of directors during any time that Mr. Moglia serves as chairman of the board, TD agrees to waive its right to designate one of its five directors to accommodate the continued service of Mr. Moglia as a director, and TD will cause one of its five designated directors to resign to permit a director designated by the Ricketts holders to join the board of directors. This waiver by TD of its right to designate one of its five directors would continue only so long as Mr. Moglia serves as chairman of the board. Upon Mr. Moglia ceasing to be chairman of the board, the TD waiver would expire and TD would have the right to designate the full number of TD directors provided for in the Stockholders Agreement.

The Stockholders Agreement provides, subject to applicable laws and certain conditions and exceptions, that the Company shall cause each committee of its board of directors to consist of two of the directors designated by TD, one of the directors designated by the Ricketts holders and two of the outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership thresholds. The parties to the Stockholders Agreement each agreed to vote their shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership.    TD is permitted to exercise voting rights only with respect to 45% of the outstanding shares of common stock of the Company for the remaining term of the Stockholders Agreement. Under the Stockholders Agreement, if our stock repurchases cause TD’s ownership percentage to increase above 45%, TD is only permitted to own up to 48% of our outstanding common stock and TD has until January 24, 2014 to reduce its ownership to 45%. The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD. Under the Stockholders Agreement, the Ricketts holders may acquire additional shares of common stock only up to an aggregate ownership interest of 29% of the outstanding common stock.

Right to Purchase Securities.    TD and the Ricketts holders have the right to purchase up to their respective proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions.    The Stockholders Agreement generally prohibits TD and the Ricketts holders from transferring shares of common stock, absent approval of the OID Committee, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions. As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide certain non-audit services.

Information Rights.    Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares.    If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants.    Subject to specified exceptions, the Stockholders Agreement generally provides that neither TD nor J. Joe Ricketts (so long as he is a director of the Company) or their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) incidentally in connection with the acquisition of an entity not more than 75% of whose revenues are generated by commercial banks or (2) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

Termination of the Stockholders Agreement.    The Stockholders Agreement will terminate (1) with respect to the Ricketts holders, when their aggregate ownership of common stock falls below approximately 4% and (2) in its entirety, upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) January 24, 2016, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of common stock, unless the board of directors recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of directors of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under clause (2)(d), (2)(e) or (2)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of common stock that would cause, in the case of TD, its aggregate ownership to exceed 45% or, in the case of the Ricketts holders, 29%, except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

This section describes the fiscal year 2011 compensation for our chief executive officer, chief financial officer, each of our other three most highly compensated executive officers employed at the end of fiscal year 2011 and one additional individual who would have been among the other three most highly compensated executive officers except that he was not serving as an executive officer as of September 30, 2011. We refer to these individuals as our named executive officers. Our named executive officers for fiscal year 2011 were:

•	Fredric J. Tomczyk, President and Chief Executive Officer

•	William J. Gerber, Executive Vice President, Chief Financial Officer

•	Marvin W. Adams, Executive Vice President, Chief Operating Officer

•	John B. Bunch, Executive Vice President, Retail Distribution

•	J. Thomas Bradley, Jr., Executive Vice President, Institutional Services

•	David M. Kelley, former Executive Vice President, Chief Operating Officer

Changes in Management

The Company’s former chief operating officer, David M. Kelley, appears in the Summary Compensation Table and related tables below. In connection with Mr. Kelley’s decision to leave the Company, the Company entered into a separation and release of claims agreement described under the heading “Potential Payments Upon Termination or Change-in-Control.” In approving the separation agreement, the compensation committee considered Mr. Kelley’s overall contributions to the Company during his five years of service prior to his departure.

On March 22, 2011, Marvin W. Adams entered into an agreement to become the Company’s executive vice president and chief operating officer, effective April 11, 2011. Mr. Adams’ annual base salary is $400,000. In fiscal year 2011, his annual incentive target was $2.6 million, comprised of equal parts cash and equity. Upon the commencement of his employment with the Company, he received a special equity award of restricted stock units, or RSUs, valued at $1.5 million that vest in full on the third anniversary of the grant date.

Compensation-related Agreements and Plans

This discussion and the executive compensation tables below are based on the employment agreements of Messrs. Tomczyk, Adams and Bunch, as well as Mr. Kelley’s separation and release of claims agreement and the terms of our management incentive plan and long-term incentive plan. We refer you to those agreements and plan documents for the complete terms.

Where you can find more information
Name	Description		SEC Filing
Fredric J. Tomczyk	Employment Agreement	•	Quarterly Report on Form 10-Q filed on August 8, 2008, Exhibit 10.2
Marvin W. Adams	Term Sheet	•	Quarterly Report on Form 10-Q filed on May 6, 2011, Exhibit 10.4
John B. Bunch	Employment Agreement	•	Quarterly Report on Form 10-Q filed on February 5, 2010, Exhibit 10.3
David M. Kelley	Separation and Release of Claims Agreement	•	Quarterly Report on Form 10-Q filed on May 6, 2011, Exhibit 10.1
All Executive Officers	Long-Term Incentive Plan	•	Form 8-K filed on February 18, 2011, Exhibit 10.1
	Management Incentive Plan	•	Form 8-K filed on February 18, 2011, Exhibit 10.2

We have organized this report as follows:

1.	First, we provide information regarding our Compensation Committee and its role in setting executive compensation.

2.	Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3.	We describe the risk assessment of our compensation programs.

4.	We discuss the elements of compensation, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

5.	We describe stock ownership guidelines.

6.	We discuss severance and change in control provisions.

7.	We discuss certain tax treatment of senior executive compensation.

8.	We conclude by describing fiscal year 2011 compensation-related actions taken since the end of fiscal year 2011.

1.    The H.R. and Compensation Committee

The Compensation Committee establishes and administers the Company’s executive compensation programs and, in consultation with the Risk Committee, reviews compensation-related risks. The board of directors evaluates the performance of the chief executive officer and reviews the Compensation Committee’s compensation recommendation. The Compensation Committee then formally approves the chief executive officer’s compensation. The chief executive officer and the Compensation Committee together assess the performance of the other named executive officers and then the Compensation Committee determines their compensation based on initial recommendations from the chief executive officer. Beginning in October 2005, the Compensation Committee retained Mercer Human Resources Consulting to advise the Compensation Committee on executive compensation practices and market compensation levels. Annually, Mercer provides the Compensation Committee with independent validation of the market data provided by management. In addition, Mercer provides management with guidance on industry trends and best practices. Management also engages Mercer to provide consulting services to the Company on its health and welfare plans. In fiscal year 2011, Mercer and its affiliates earned approximately $26,000 in fees for executive compensation market analysis and approximately $755,000 in fees for other services, including consulting services on the Company’s benefit plans and compensation market survey software. These other services were not approved by the board of directors or the Compensation Committee because they relate to broad-based compensation and benefit plans.

The Compensation Committee is composed of three non-employee directors of the board. No member of the Compensation Committee during fiscal year 2011 was an employee of the Company or any of its subsidiaries at the time of his service on the Compensation Committee. Each member of the Compensation Committee during fiscal year 2011 qualified as a “non-employee director” under rule 16b-3 under the 1934 Act and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). Mr. Clark, CEO of TD, serves as chairman of the Compensation Committee. Because TD is the Company’s largest stockholder, we believe Mr. Clark’s views are properly aligned with stockholder interests.

The Compensation Committee has delegated to the chief executive officer the authority to increase the compensation of, and grant equity awards to, any employee whose compensation is less than the tenth highest paid employee participating in the management incentive plan, or MIP, subject in each case to any increase or grant being (1) within the budget previously approved by the Compensation Committee and (2) in accordance with the terms of the applicable compensation plan.

In addition, the Compensation Committee approved discretionary RSU awards for Messrs. Gerber and Bunch in May 2011. Messrs. Gerber and Bunch each received an RSU award with a value of $400,000. These awards were granted to recognize their performance and also to provide an additional retention incentive.

2.    Guiding Principles

The objective of the executive compensation plans is to attract, retain and motivate high-performing executives to create sustainable long-term value for stockholders. To achieve this objective, the Company and the Compensation Committee use the following guiding principles when evaluating executive compensation policies and decisions:

•	Alignment with the Company’s Business Strategy

—	Executive compensation is linked with the achievement of specific short- and long-term strategic business objectives and the Company’s overall performance.

—	Compensation plans are linked to key business drivers that support long-term stockholder value creation.

•	Alignment to Stockholders’ Interests

—	The interests of executives are aligned with those of long-term stockholders through policy and plan design.

—	Stock ownership guidelines are used to align the interests of executives with those of stockholders over the long term.

—	As an executive increases in seniority, an increasing percentage of total compensation is subject to vesting through the greater use of equity-based awards to aid in retention and to focus executives on sustainable long-term performance.

•	Risk Management

—	Compensation plan design should not create an incentive for excessive risk-taking and each plan is reviewed periodically to determine that it is operating as intended.

•	Pay for Performance

—	Clear relationships should exist between executive compensation and performance. Compensation should reward both corporate and individual performance.

—	Total compensation includes a meaningful variable component that is linked to key business objectives and the Company’s overall performance.

—	A substantial portion of variable compensation is awarded in the form of equity-based awards.

—	Equity awards are generally granted based on the achievement of annual performance goals and are subject to time-based vesting.

—	Incentive compensation is subject to risk of forfeiture in accordance with the clawback policy.

—	The Compensation Committee has the ability to exercise negative discretion to reduce compensation as appropriate.

•	Pay Competitively

—	Target total compensation should be based on the median of the competitive market and adjusted to reflect scope of responsibility, experience, potential and performance or other factors specific to the executive.

3.    Risk Assessment

The Compensation Committee, together with the Risk Committee, assessed all of the Company’s compensation plans and has concluded that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed all of the Company’s executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across business units based on differing goals established for business units. Incentive compensation targets are reviewed annually and adjusted as necessary to align with quantitative and qualitative CEO goals (defined below). The Company’s compensation structure includes the following risk-mitigating factors: approval of executive compensation by a committee of independent directors, performance-based long-term incentive awards aligned with stockholder interests, stock ownership guidelines and a clawback policy (described below).

4.     Elements of Compensation

Targeted Overall Compensation

The Company operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program is designed to align the interests of executives with those of our stockholders and be competitive with the compensation practices of financial services companies with characteristics similar to the Company (identified below).

In 2011, the Company revised its executive compensation comparator group to increase the number of comparators in order to reduce volatility of median calculations, decrease the sensitivity to asset management firms and increase the number of comparable executive positions. The comparator group consists of:

•	E*TRADE Financial Corporation,

•	The Charles Schwab Corporation,

•	Ameriprise Financial, Inc.,

•	Franklin Resources, Inc.,

•	Legg Mason, Inc.,

•	Northern Trust Corporation,

•	Raymond James Financial, Inc.,

•	T. Rowe Price Group, Inc.

•	Comerica Incorporated,

•	Fifth Third Bancorp,

•	State Street Corporation,

•	Invesco Ltd.,

•	CME Group Inc.,

•	NYSE Euronext,

•	LPL Investment Holdings Inc. and

•	The NASDAQ OMX Group, Inc.

The criteria for determining the comparator group were industry, products, market capitalization, revenue, pre-tax income, geographic presence, peer group inclusion and competition for talent.

Target total compensation consists of an executive’s base salary and incentive compensation, which is comprised of cash and equity. These targeted total compensation levels are developed using market data from our comparator group and other financial services compensation data obtained from human resources consulting firms, such as McLagan, Mercer and Towers Watson. The market data considered as part of the competitive review reflect executive responsibilities that are similar to the responsibilities of our executive officers, where available. Mercer, our outside independent compensation consultant, reviewed the market compensation information and confirmed its appropriateness as a point of reference in setting target total compensation levels for each of our named executive officers.

A significant portion of each executive’s total compensation is variable or “at risk.” The “at risk” portion of total compensation includes the annual cash incentive and the annual equity incentive, which are both linked to performance during the year. If the Company’s or individual’s performance is poor, “at risk” compensation may decrease. Conversely, if the Company’s or individual’s performance is strong, “at risk” compensation may increase.

The equity incentive compensation target is established so that a meaningful portion of total compensation is awarded as equity which vests in full on the third anniversary of the grant date. The target mix between cash and equity is based on total compensation level, with the portion that is awarded as equity generally increasing as total compensation increases. This practice, combined with stock ownership guidelines, promotes retention and focuses executives on executing business strategies, sustaining performance and growing value for stockholders over the long-term.

Each named executive officer had a base salary and target annual incentive award for fiscal year 2011 as follows:

Name	Base Salary ($)	Target Cash Incentive ($)	Target Equity Incentive ($)	Total Target Incentive ($)	Targeted Overall Compensation ($)
Fredric J. Tomczyk	500,000	1,650,000	3,850,000	5,500,000	6,000,000
William J. Gerber	350,000	475,000	475,000	950,000	1,300,000
Marvin W. Adams	400,000	1,300,000	1,300,000	2,600,000	3,000,000
John B. Bunch	400,000	800,000	800,000	1,600,000	2,000,000
J. Thomas Bradley, Jr.	400,000	700,000	700,000	1,400,000	1,800,000
David M. Kelley. .	400,000	900,000	900,000	1,800,000	2,200,000

Consistent with the Company’s overall principles, a large percentage of the total compensation package is paid only after performance objectives have been met. The Company has generally designed its compensation plans so that as target total compensation increases the percentage of performance-based compensation also increases, thereby establishing a progressively higher percentage of performance-based compensation. The percentage of each executive’s targeted overall compensation that was subject to performance-based objectives for fiscal 2011 was:

Name	Performance- Based
Fredric J. Tomczyk	92%
William J. Gerber	73%
Marvin W. Adams	87%
John B. Bunch	80%
J. Thomas Bradley, Jr.	78%
David M. Kelley	82%

Annual Incentive Award

In fiscal year 2011, the first step for calculating awards under the annual incentive plan for executive officers was based on the achievement of goals for the following key metrics: 1) EPS, 2) market share of client revenue trades among the Company’s primary publicly-traded competitors and 3) net new client assets. These goals were established and approved by the Compensation Committee, based on the CEO’s recommendations, to align the interests of executives with those of our stockholders. We refer to market share of client revenue trades and net new client assets as the quantitative CEO goals. In addition, the following factors were considered in determining the annual incentive awards of our executive officers:

•	Attainment of key qualitative short- and long-term goals, established by the CEO and approved by the Compensation Committee, which we refer to as the qualitative CEO goals and

•	Attainment of individual quantitative and qualitative performance goals.

The Compensation Committee reserved the right to reduce the payouts initially determined by the achievement of EPS and quantitative CEO goals by up to 40% for other qualitative considerations and up to an additional 40% based on each executive’s specific performance of individual goals. In addition, the Compensation Committee retains the ability to exercise further negative discretion to reduce incentive payments to executives.

The design of our annual incentive plan supports our pay-for-performance philosophy and closely aligns each executive to the long-term growth of the Company and the business strategy for which each executive is most responsible. Based on pre-established targets for EPS and quantitative and qualitative CEO goals, the Compensation Committee believes that the design provides for a balanced assessment of short- and long-term performance.

A portion of the annual incentive award is granted in equity under the Long-Term Incentive Plan, or the LTIP. Equity is used to motivate, reward and retain key executives and to align their interests to those of stockholders. Equity awards are only granted if the applicable performance measures have been achieved, and then are subject to time-based vesting. If the Company grants RSUs as a component of the annual incentive, the RSUs will fully vest on the third anniversary of the grant date, so long as the executive is then employed by the Company. This vesting schedule aligns the long-term interests of executives with those of our stockholders.

The MIP permits the “clawback” of any cash incentive awards, and the Company’s RSU agreements permit the clawback of awards granted pursuant to the MIP and LTIP if the Compensation Committee determines, within three years of the date of the award, that the conduct described below has occurred. Generally, under the terms of the clawback provisions, an executive who is involved in misconduct that results in a restatement of the Company’s financial statements or who commits an act of fraud, negligence or breach of fiduciary duty can be required to forfeit and transfer to the Company, at no cost to the Company, any unvested RSUs and any shares of common stock issued in connection with vested RSUs and to repay to the Company any cash incentive awarded under the MIP or any gain realized from the disposition of any such shares of common stock awarded under the LTIP. The board of directors adopted the clawback policy to prevent executives from unjustly benefiting from certain wrongful conduct.

The Compensation Committee believes that the clear performance measures and specific targets used by the Company ensure a strong, team-oriented, pay-for-performance philosophy. Our compensation plans are designed to permit the full incentive payments to executive officers to qualify as performance-based compensation under section 162(m) of the Code.

Fiscal Year 2011

For fiscal year 2011, 70% of the initial measurement of results under the annual incentive plan was based on EPS. The remaining 30% was based on the quantitative CEO goals: 1) market share of client revenue trades among the Company’s primary publicly traded competitors (12%) and 2) net new client assets (18%). The goal ranges and corresponding maximum payout percentage for each of these measures is summarized below (boxed amounts represent actual results):

Fiscal Year 2011	Fiscal Year 2011 Goals
Annual Incentive Award Maximum Payout (% of Target)	EPS ($)	Trading Market Share %	Net New Client Assets ($ Billions)

200%	$1.35 or above	48.0% or above	$37.2 or above
170%	1.20	47.0%	30.4
152%	1.11	46.4%	26.3
140%	1.05	46.0%	23.6
120%	0.95	45.3%	19.1
100%	0.85	44.7%	14.6
80%	0.75	44.0%	10.1
40%	0.55	42.7%	6.8
0%	0.35	41.3%	3.4

In fiscal year 2011, the Company achieved EPS of $1.11, client trading market share of 47% and net new client assets of $41.5 billion. The following table summarizes the payout calculation based on actual performance results, qualitative adjustments and negative discretion applied by the Compensation Committee.

Goals	Actual Result	Calculated Payout Percentage	Weight	Weighted Payout Percentage	Qualitative Adjustments	Adjusted Payout Percentage
EPS	$1.11	152%	70%	106.4%	0.0%	106.4%
CEO goals:
Market share—client revenue trades	47%	170%	12%	20.4%
Net new client assets (dollars in billions)	$41.5	200%	18%	36.0%

Subtotal—CEO goals			30%	56.4%	(8.4%)	48.0%

Totals			100%	162.8%	(8.4%)	154.4%

Negative discretion:
Qualitative considerations (0% to 40%)						(20.0%)
Individual performance (0% to 40%)						(10.0%) to (20.0%)

Final payout percentages						114.4% to 124.4%

Qualitative downward adjustments to the quantitative CEO goal results were made to account for performance of long-term qualitative goals, resulting in funding for the CEO goals of 48%. Accordingly, under the terms of the annual incentive program for fiscal year 2011, the Compensation Committee approved annual incentive awards equal to 154.4% of the target annual incentive, subject to the exercise of up to 40% negative discretion for EPS and the CEO goals, up to 40% negative discretion for individual performance goals and further negative discretion based on other qualitative factors determined by the Compensation Committee. The Compensation Committee did not utilize a formula for qualitative considerations or individual performance assessment, as it does with EPS and the quantitative CEO goals, in determining the amount of negative discretion to apply. The qualitative considerations used in fiscal year 2011 to determine the appropriate amount, if any, of qualitative adjustments and negative discretion to be used consisted of the following key corporate performance goals: client experience, progress on strategic initiatives, associate engagement and delivering superior stockholder return. The Compensation Committee decided that significant strides were accomplished in 2011 on reaching the qualitative CEO goals and applied 20% negative discretion, reducing the maximum incentive award funding to 134.4% for all named executive officers employed at the end of fiscal year 2011. The Compensation Committee then used its judgment to measure the individual performance of each of these named executive officers in order to determine the amount of any additional negative discretion to employ. After all negative discretion was applied, actual incentive awards, as summarized in the table below, ranged from 114.4% to 124.4% of target for the named executive officers employed at the end of fiscal year 2011.

Management was rewarded in fiscal year 2011 for successfully executing on the Company’s business strategy, which, in the face of extremely difficult operating conditions, resulted in record net new client assets. The 2011 annual incentive awards consisted of a cash component and an equity component.

The following table sets forth the actual awards earned under the fiscal year 2011 annual incentive for the named executive officers, except Mr. Kelley, who received severance payments in accordance with his separation and release of claims agreement:

Name	Cash Incentive ($)	Equity Incentive ($)	Total Annual Incentive
			($)	% of Target

Fredric J. Tomczyk	1,887,600	4,404,400	6,292,000	114.4%
William J. Gerber	543,400	543,400	1,086,800	114.4%
Marvin W. Adams	1,487,200	1,487,200	2,974,400	114.4%
John B. Bunch	915,200	915,200	1,830,400	114.4%
J. Thomas Bradley, Jr.(1)	800,800	940,800	1,741,600	124.4%

(1)	Additional incentive compensation based on Mr. Bradley’s individual performance was awarded solely in equity in order to increase the retention value of the compensation and to further align interests to the long-term success of the Company.

The equity component of the 2011 annual incentive award for each of these named executive officers was made solely in the form of RSUs. As described above, the RSUs will vest in full on the third anniversary of the grant date.

5.	Stock Ownership Guidelines

The Compensation Committee and the board of directors strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The stock ownership guidelines are as follows:

•	ten times base salary for Mr. Tomczyk and

•	five times base salary for Messrs. Gerber, Adams, Bunch and Bradley.

None of these executive officers are permitted to sell any equity interest in the Company until the stock ownership requirements have been met, after which the chief executive officer must obtain approval from the Compensation Committee and all other senior executives must obtain prior approval from the chief executive officer. Mr. Tomczyk has agreed to maintain stock ownership under these guidelines for two years after he ceases to be an employee or director of the Company following his retirement. The Company considers any stock held without restrictions, unvested restricted stock units, vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and common stock held under the Company’s 401(k) plan in determining whether the stock ownership requirements have been met. Currently, all named executive officers have met the stock ownership guidelines.

The Company does not allow any of its employees to enter into hedging transactions involving its common stock.

6.	Change in Control and Severance Provisions

Our senior executive team has been instrumental to the success of the Company, and we believe it is important to provide certain benefits to them in the event of a change in control. We believe that the interests of our stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of our stockholders. Equity awards under the MIP will continue to vest in accordance with their terms in the event of termination for any reason, other than for cause, within 24 months after a change in control. Our executive officers are not entitled to any other benefits upon a change in control. Rather, our employment arrangements with Messrs. Tomczyk, Adams and Bunch all require a termination of employment without cause or resignation with good reason in connection with or following a change in control. We utilize this dual-trigger change in control provision because we believe that triggering payments simply upon a change in control is not in the Company’s or stockholders’ best interests.

7.	Tax Treatment

The Compensation Committee designs certain components of executive compensation to preserve income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

The Company believes that the cash bonuses paid and stock-based awards granted to executive officers under the MIP are and will be fully deductible under section 162(m). In addition, the Company has adopted a policy that stock-based awards granted to its executive officers should generally be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). However, the Compensation Committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, may approve compensation that is not fully deductible.

8.	Actions Since End of Fiscal Year 2011

The table below summarizes RSUs granted to our named executive officers for service during fiscal year 2011. Because these grants were made in fiscal year 2012, they are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this section.

	Fiscal 2011
	Equity Incentive
Name	$	# of Units
Fredric J. Tomczyk	4,404,400	264,954
William J. Gerber	543,400	34,990
Marvin W. Adams	1,487,200	95,760
John B. Bunch	915,200	58,930
J. Thomas Bradley, Jr.	940,800	60,578
David M. Kelley	—	—

The number of RSUs granted for Mr. Tomczyk was determined by dividing the dollar amount earned by $16.62, the average of the high and low price of the Company’s common stock for the 20 trading days ended November 22, 2011. The number of RSUs granted for the other named executive officers was determined by dividing the dollar amount earned by $15.53, the average of the high and low price of the Company’s common stock for the 20 trading days ended October 27, 2011. These awards vest in full on the third anniversary of the grant date if the executive is then employed by the Company.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD Ameritrade’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD Ameritrade’s Annual Report on Form 10-K for its 2011 fiscal year.

W. Edmund Clark, Chairman

Dan W. Cook III

Mark L. Mitchell

Compensation Committee Interlocks and Insider Participation

Messrs. Clark, Cook and Mitchell served as members of the Compensation Committee during fiscal 2011. During fiscal 2011, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Summary Compensation Table

The following table provides information about compensation earned during fiscal 2011, 2010 and 2009 by Mr. Tomczyk, our chief executive officer, Mr. Gerber, our chief financial officer, our other three most highly compensated executive officers who were serving as executive officers as of September 30, 2011 and one additional individual who would have been among the other three most highly compensated executive officers except that he was not serving as an executive officer as of September 30, 2011. We refer to these individuals as our named executive officers. Mr. Adams became an executive officer during fiscal 2011 and Messrs. Bunch and Bradley became executive officers during fiscal 2010. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Fredric J. Tomczyk	2011	500,000	3,562,316	—	1,887,600	27,612	5,977,528
President and	2010	500,000	3,157,719	1,113,947	1,200,000	—	5,971,666
Chief Executive Officer	2009	500,000	2,994,908	—	1,350,000	245	4,845,153

William J. Gerber .	2011	350,000	890,654	—	543,400	—	1,784,054
Executive Vice President,	2010	350,000	459,407	—	380,000	—	1,189,407
Chief Financial Officer	2009	350,000	304,225	—	427,500	58,894	1,140,619

Marvin W. Adams	2011	192,308	1,535,435	—	1,487,200	57,410	3,272,353
Executive Vice President,
Chief Operating Officer

John B. Bunch	2011	400,000	1,314,657	—	915,200	27,076	2,656,933
Executive Vice President,	2010	400,000	1,005,857	—	640,000	162,156	2,208,013
Retail Distribution

J. Thomas Bradley, Jr.	2011	400,000	1,190,882	—	800,800	38,933	2,430,615
Executive Vice President,	2010	387,500	847,841	—	425,000	136,159	1,796,500
Institutional Services

David M. Kelley	2011	130,769	—	—	—	3,964,922	4,095,691
Former Executive Vice President,	2010	400,000	864,088	—	640,000	—	1,904,088
Chief Operating Officer	2009	400,000	947,831	—	592,200	51,731	1,991,762

(1)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, for RSUs granted during the fiscal year.

(2)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for option awards granted during the fiscal year.

(3)	For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2011:

•	Part II —Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates.

•	Part II — Item 8 — Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements

o	Note 1. Nature of Operations and Summary of Significant Accounting Policies – Stock-based Compensation
o	Note 11. Stock-based Compensation

(4)	The amounts in this column include the cash component of the annual incentive awards earned under the MIP.

(5)	The amounts in this column are summarized in the following table:

Name	Year	Income Taxes Reimbursed ($)	Amerivest(a) ($)	Unused Vacation ($)	Legacy TD Waterhouse Stock Option Exercises(b) ($)	Severance(c) ($)	Other(d) ($)	Total ($)
Fredric J. Tomczyk	2011	4,382	—	—	—	—	23,230	27,612
	2010	—	—	—	—	—	—	—
	2009	245	—	—	—	—	—	245

William J. Gerber	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—
	2009	—	—	58,894	—	—	—	58,894

Marvin W. Adams	2011	27,842	—	—	—	—	29,568	57,410

John B. Bunch	2011	6,266	526	—	—	—	20,284	27,076
	2010	30,352	581	—	91,113	—	40,110	162,156

J. Thomas Bradley, Jr.	2011	14,466	—	—	—	—	24,467	38,933
	2010	4,599	—	—	120,875	—	10,685	136,159

David M. Kelley	2011	—	—	—	—	3,964,922	—	3,964,922
	2010	—	—	—	—	—	—	—
	2009	—	—	51,731	—	—	—	51,731

(a)	Amount represents fees waived for services rendered by Amerivest, the Company’s online investment advisory service.

(b)	Represents the gain realized for stock option exercises based on the stock of TD related to Messrs. Bunch’s and Bradley’s previous employment with TD Waterhouse.

(c)	Represents compensation pursuant to Mr. Kelley’s separation and release of claims agreement, which is described under the heading “Potential Payments Upon Termination or Change-in-Control.”

(d)	The fiscal year 2011 amount for Mr. Tomczyk consists of personal transportation and security system costs. The fiscal year 2011 amount for Mr. Adams consists of a housing and commuting allowance. The fiscal year 2011 amount for Mr. Bunch consists of the value of donated vacation time and club membership dues. The fiscal year 2011 amount for Mr. Bradley consists of the value of a gift for 25 years of service with the Company, club membership dues and parking costs.

Grants of Plan-based Awards

The following table summarizes equity awards granted to our named executive officers in fiscal year 2011 under our LTIP. Equity awards granted in fiscal year 2012 for services rendered in fiscal year 2011 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2011.”

			Stock
			Awards:
			Number of	Grant Date
			Shares of	Fair Value
			Stock or	of Stock
			Units	Awards
Name	Grant Date		(#)	($)
Fredric J. Tomczyk	11/22/2010	(1)	206,456	3,562,316

William J. Gerber	10/29/2010	(1)	29,172	497,286
	5/26/2011	(2)	19,009	393,368

Marvin W. Adams	4/20/2011	(3)	70,289	1,535,435

John B. Bunch	10/29/2010	(1)	54,045	921,289
	5/26/2011	(2)	19,009	393,368

J. Thomas Bradley, Jr.	10/29/2010	(1)	39,152	667,412
	10/29/2010	(2)	30,708	523,470

David M. Kelley	10/29/2010	(4)	54,045	921,289

(1)	These RSUs represent the equity component of the fiscal year 2010 annual incentive award. The Company measures the fair value of the RSUs based upon the volume-weighted average market price, or VWAP, of the underlying common stock as of the date of the grant. The VWAP on October 29, 2010 and November 22, 2010 was $17.0467 and $17.2546 per share, respectively. The RSUs vest in full on the third anniversary of the grant date.

(2)	These RSUs represent discretionary equity awards granted on October 29, 2010 and May 26, 2011 at fair values of $17.0467 and $20.6938 per share, respectively (VWAP of the underlying common stock as of the grant dates). The RSUs vest in full on the third anniversary of the grant date.

(3)	On April 20, 2011, Mr. Adams was awarded a special equity grant, which consisted of RSUs, in connection with his hiring as chief operating officer of the Company. The RSUs had a fair value of $21.8446 per share (VWAP of the underlying common stock as of the grant date). The RSUs vest in full on the third anniversary of the grant date.

(4)	In connection with Mr. Kelley’s decision to leave the Company, the RSUs granted on October 29, 2010 were forfeited. The RSUs represented the equity component of the fiscal year 2010 annual incentive award as described in note (1) above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised and unvested option awards and unvested RSUs. The vesting schedule is shown for each grant in the footnotes to the table. The market value of the stock awards is based on $14.71, the closing market price of the Company’s common stock on September 30, 2011 (the last business day of fiscal year 2011).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Fredric J. Tomczyk	575,000	575,000	(1)	18.21	5/15/2018
	27,442	82,327	(2)	19.91	11/24/2019
						238,958	(3)	3,515,072
						158,135	(4)	2,326,166
						208,706	(5)	3,070,065

William J. Gerber	75,000	—		3.99	1/22/2013
						27,950	(3)	411,145
						23,846	(4)	350,775
						29,488	(5)	433,768
						19,073	(6)	280,564

Marvin W. Adams						70,698	(7)	1,039,968

John B. Bunch						103,574	(8)	1,523,574
						35,240	(3)	518,380
						52,210	(4)	768,009
						54,632	(5)	803,637
						19,073	(6)	280,564

J. Thomas Bradley, Jr.						25,984	(3)	382,225
						17,953	(4)	264,089
						28,883	(9)	424,869
						39,577	(5)	582,178
						31,041	(10)	456,613

David M. Kelley		None

(1)	These nonqualified stock options vest in two remaining equal installments on October 1, 2011 and 2012.

(2)	Represents an equity component from the fiscal year 2009 annual incentive award, which consisted of nonqualified stock options. These nonqualified stock options vest in three remaining equal installments on November 24, 2011, 2012 and 2013.

(3)	Represents the equity component from the fiscal year 2008 annual incentive award, which consisted solely of RSUs. The RSUs for Mr. Tomczyk vested in full on November 14, 2011. The RSUs for the other named executive officers vested in full on October 28, 2011.

(4)	Represents an equity component from the fiscal year 2009 annual incentive award, which consisted of RSUs. The RSUs for Mr. Tomczyk are scheduled to vest in full on November 24, 2012. The RSUs for the other named executive officers are scheduled to vest in full on October 29, 2012.

(5)	Represents the equity component from the fiscal year 2010 annual incentive award, which consisted solely of RSUs. The RSUs for Mr. Tomczyk are scheduled to vest in full on November 22, 2013. The RSUs for the other named executive officers are scheduled to vest in full on October 29, 2013.

(6)	These RSUs represent discretionary grants, which are scheduled to vest in full on May 26, 2014.

(7)	In connection with Mr. Adams’ employment as chief operating officer during the third quarter of fiscal 2011, he received a special equity award, which consisted of RSUs. The RSUs are scheduled to vest in full on April 20, 2014.

(8)	These RSUs represent a discretionary grant, which vested in full on October 2, 2011.

(9)	These RSUs represent a discretionary grant, which is scheduled to vest in full on March 3, 2013.

(10)	These RSUs represent a discretionary grant, which is scheduled to vest in full on October 29, 2013.

Option Exercises and Stock Vested

The following table summarizes stock option exercises and stock awards that vested for the named executive officers during fiscal year 2011.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Fredric J. Tomczyk	—	—	29,427	492,902
William J. Gerber	35,895	546,998	14,869	249,056
Marvin W. Adams	—	—	—	—
John B. Bunch	—	—	13,375	224,031
J. Thomas Bradley, Jr.	—	—	9,559	160,113
David M. Kelley	—	—	136,320	2,519,960

Potential Payments Upon Termination or Change-in-Control

Introduction and Overview

The Company has entered into employment agreements with Messrs. Tomczyk, Adams and Bunch. Messrs. Gerber and Bradley do not have employment agreements. The employment agreements and certain compensation plans and award agreements require the Company to provide compensation and benefits to the executives in the event of a termination of employment, including in connection with a change in control of the Company. Payments are not triggered simply upon the occurrence of a change in control. Rather, our executives will only receive change in control benefits if their employment is terminated in certain instances following a change in control.

Compensation Plans and Award Agreements

Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. Under the performance restricted stock unit, or PRSU, and RSU award agreements, the consequences of death, disability, retirement, termination without cause and change in control are:

Triggering Event	Consequence

Death	Award vests and settles as soon as practicable
Disability or retirement	Award continues to vest in accordance with its terms, whether or not the executive is employed on the settlement date
Termination without cause	Award is pro-rated through the date of termination and then vests in accordance with its terms
Change in control	Award continues to vest in accordance with its terms in the event of termination for any reason, other than cause, within 24 months after a change in control

Employment Agreements of Current Named Executive Officers

President and Chief Executive Officer – Fredric J. Tomczyk

Effective May 16, 2008, the Company and Mr. Tomczyk entered into an amended and restated employment agreement in connection with his election as CEO of the Company. Following is a brief summary of certain terms of his employment agreement, as amended.

Tomczyk Employment Agreement

Provision	Summary

Position	President, Chief Executive Officer, beginning October 1, 2008 (former Chief Operating Officer)

Term

Agreement commenced on May 16, 2008 with the following periods:

•    Chief Operating Officer term - May 16, 2008 through September 30, 2008

•    5-year initial term as Chief Executive Officer - commencing October 1, 2008

o       Written notice of non-renewal may be provided by either party at least 60 days before expiration of the initial term

o       Automatic renewal for 1-year additional term following the initial term if non-renewal notice not provided

o       Following additional term, renewal for an additional 1-year term with mutual consent of the parties

Base Salary	$500,000 per year (the Compensation Committee approved an increase in base salary to $700,000 for fiscal year 2012)

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $1,100,000 for fiscal year 2008 and a target of $1,500,000 for each fiscal year thereafter (the Compensation Committee subsequently approved increases in the target to $1,650,000 for fiscal year 2011 and $1,680,000 for fiscal year 2012)

Equity Compensation

Participation in LTIP

•    Special grant of 325,000 PRSUs at maximum (270,833 PRSUs at target) (granted July 9, 2007; 311,458 units vested in full on July 9, 2010 based on actual performance)

•    Stock option grant of 1,150,000 shares conditioned upon Mr. Tomczyk becoming the Chief Executive Officer on October 1, 2008

•    Annual equity award with a target of $2,000,000 for fiscal year 2008 and a target of $3,500,000 for each full fiscal year thereafter (the Compensation Committee subsequently approved increases in the target to $3,850,000 for fiscal year 2011 and $3,920,000 for fiscal year 2012)

Air Travel	Mr. Tomczyk is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.

Excise Tax	If benefits provided to Mr. Tomczyk constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then severance benefits may be paid in a lesser amount that would result in no portion being subject to the excise tax, if such reduction would result in the receipt, on an after-tax basis, of a greater amount of severance benefits.

Provision	Summary

Conditions to Receipt of Termination Payments and Benefits

As a condition to Mr. Tomczyk receiving severance payments (in the event of termination without cause or resignation for good reason, each as defined below), he is required to enter into a release of claims and is required to abide by non-competition, non-solicitation and non-disparagement covenants. The non-competition and non-solicitation covenants cover a period of:

•    two years from the date of termination, except as provided below;

•    one year, if the termination is in connection with a change of control or occurs at the completion of the initial term or any additional term.

Definitions Under Mr. Tomczyk’s Employment Agreement

“Good reason” means the occurrence of any of the following without Mr. Tomczyk’s express written consent:

•	a significant reduction of Mr. Tomczyk’s duties, position, or responsibilities, relative to his duties, position, or responsibilities in effect immediately prior to such reduction;

•

a material reduction in the kind or level of employee benefits to which Mr. Tomczyk is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•

a reduction in Mr. Tomczyk’s base salary, target annual incentive, or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, or annual award by a percentage reduction of 10% or less in the aggregate;

•	the relocation of Mr. Tomczyk to a facility or location more than 25 miles from his current place of employment; or

•	the failure of the Company to obtain the assumption of his employment agreement by a successor.

“Cause” means the occurrence of any of the following:

•

willful and continued failure to perform the duties and responsibilities of Mr. Tomczyk’s position after there has been delivered to him a written demand for performance from the board which describes the basis for the board’s belief that he has not substantially performed his duties and provides him with 30 days to take corrective action;

•

any act of personal dishonesty by Mr. Tomczyk in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	conviction of, or plea of nolo contendere to, a felony that the board reasonably believes has had or will have a material detrimental effect to the Company’s reputation or business;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•

being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability);

•

(1) obstructing or impeding, (2) endeavoring to influence, obstruct or impede, or (3) failing to materially cooperate with, any investigation authorized by the board or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with Mr. Tomczyk’s own attorney in connection with any such investigation will not constitute cause; or

•

disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company if (1) the disqualification, bar or loss continues for more than 30 days and (2) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Executive Vice President, Chief Operating Officer – Marvin W. Adams

Effective April 11, 2011, the Company and Mr. Adams entered into an agreement under which he serves as executive vice president and chief operating officer of the Company. Following is a brief summary of certain terms of his employment agreement.

Adams Term Sheet

Provision	Summary

Position	Executive Vice President, Chief Operating Officer

Base Salary	$400,000 per year

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $1,300,000 (guaranteed minimum of $1,300,000 for fiscal year 2011 only)

Equity Compensation

Participation in LTIP

•    Special equity award of 70,289 RSUs (granted April 20, 2011 and scheduled to vest in full on April 20, 2014)

•    Annual equity award with a target of $1,300,000 (guaranteed minimum of $1,300,000 for fiscal year 2011 only)

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Adams receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition and non-solicitation covenants for a period of one year from the date of termination.

Definitions Under Mr. Adams’ Term Sheet

“Good reason” means Mr. Adams no longer reports to Mr. Tomczyk or Mr. Adams is no longer a member of the Senior Operating Committee and is not offered a position in any replacement committee of an equal level of responsibility; provided that, in either event at the Company’s discretion, Mr. Adams remains employed for a minimum of three months from the date of notice of termination for Good Reason and assists in an orderly transition of duties.

“Cause” means the occurrence of any of the following:

•

the failure by Mr. Adams to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engaging by Mr. Adams in conduct which is materially injurious to the Company, monetarily or otherwise;

•

misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Mr. Adams’ credibility or reputation no longer conforms to the standard of the Company’s executives; or

•	Mr. Adams’ breach of any restrictive covenants to which he is subject.

Executive Vice President, Retail Distribution – John B. Bunch

Effective September 18, 2008, the Company and Mr. Bunch entered into an amended and restated agreement under which he serves as executive vice president, retail distribution of the Company. Following is a brief summary of certain terms of his employment agreement.

Bunch Employment Agreement

Provision	Summary

Position	Executive Vice President, Retail Distribution

Term	One-year term commencing July 6, 2009, automatically extended for additional one-year periods, unless either party provides 60 days’ prior written notice before the extension date that the term shall not be extended.

Base Salary	$400,000 per year

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $800,000 for fiscal years 2010 and 2011 (the Compensation Committee approved an increase in the target to $900,000 for fiscal year 2012)

Equity Compensation

Participation in LTIP

• Special equity award of 103,574 RSUs (granted October 2, 2008 and vested in full on October 2, 2011)

• Annual equity award with a target of $800,000 for fiscal years 2010 and 2011 (the Compensation Committee approved an increase in the target to $900,000 for fiscal year 2012)

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Bunch receiving severance payments (in the event of termination without cause or resignation for good reason, each as defined below), he is required to enter into a release of claims and is required to abide by non-competition and non-solicitation covenants for a period of one year from the date of termination or resignation.

Definitions Under Mr. Bunch’s Employment Agreement

“Good reason” means the occurrence of any of the following events, only if the Company fails to cure such event within 30 days after receipt from Mr. Bunch of written notice of the event, provided that “Good reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Mr. Bunch’s knowledge thereof, unless he has given written notice to the Company prior to such date:

•	the failure of the Company to pay or cause to be paid Mr. Bunch’s base salary or annual cash incentive, when due or

•	any substantial and sustained diminution in Mr. Bunch’s authority and responsibilities.

“Cause” means the occurrence of any of the following:

•

the failure by Mr. Bunch to substantially perform his duties, other than as a result of total or partial incapacity due to physical or mental illness, for ten days following receipt of notice from the Company specifying such failure or immediately if, in the reasonable judgment of the Company, he would not be able to rectify such failure within ten days;

•	dishonesty in the performance of his duties;

•	an act or acts on Mr. Bunch’s part constituting a felony or a misdemeanor involving dishonesty, breach of trust or moral turpitude;

•

the willful malfeasance or willful misconduct by Mr. Bunch in connection with his duties or any act of omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates;

•	breach of the non-competition, non-solicitation, non-disclosure of confidential information, or return of Company property and Company work product clauses in his employment agreement;

•	the misappropriation of assets of, or embezzlement from, the Company, its affiliates or clients; or

•

the willful failure of Mr. Bunch to implement promptly the material directives of the Company that are susceptible to his performance, which are in furtherance of a lawful business objective of the Company or its affiliates and are within the scope of his responsibilities, where such failure is not cured within ten days following written notice by the Company of such failure or immediately if, in the reasonable judgment of the Company, he would not be able to rectify such failure within ten days.

Summary Table — Potential Payments Upon Termination or Change-in-Control

The following table summarizes potential payments upon termination or change in control for the named executive officers who were still serving as executive officers as of September 30, 2011. Each of the named executive officers will only be entitled to receive change in control benefits if his employment is terminated without cause or he resigns with good reason in connection with or following a change in control. “Cause” and “good reason” are defined above in the summary of employment agreements for Messrs. Tomczyk, Adams and Bunch. Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included the table and discussion below:

•

As required by SEC rules, we assume the triggering event causing the payment occurred on September 30, 2011, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was $14.71, the closing market price on that date.

•

We treat all amounts of base salary and annual cash incentive that were earned and accrued, including unused vacation, as of the date of the triggering event as paid immediately prior to the triggering event.

Name	Event of Termination	Salary, Bonus and Severance ($)		Stock-based Awards ($)		Other Benefits and Perquisites ($)		Total ($)
Fredric J. Tomczyk	Termination without cause or resignation for good reason (including following a change in control)	4,000,000	(1)	12,808,776	(6)	33,558	(9)	16,842,334
	Death, disability or retirement	—		12,808,776	(6)	—		12,808,776
William J. Gerber	Termination without cause or resignation for good reason following a change in control	761,539	(2)	1,990,955	(7)	8,731	(10)	2,761,225
	Termination without cause	761,539	(2)	391,022	(8)	8,731	(10)	1,161,292
	Death or disability	—		1,990,955	(7)	—		1,990,955
Marvin. W. Adams	Termination without cause or resignation for good reason	1,700,000	(3)	—		10,972	(11)	1,710,972
	Termination without cause or resignation for good reason following a change in control	1,700,000	(3)	2,448,598	(7)	10,972	(11)	4,159,570
	Death or disability	—		2,448,598	(7)	—		2,448,598
John B. Bunch	Termination without cause	2,355,200	(4)	1,617,306	(8)	39,676	(12)	4,012,182
	Resignation for good reason	2,355,200	(4)	—		39,676	(12)	2,394,876
	Termination without cause or resignation for good reason following a change in control	2,755,200	(5)	4,761,024	(7)	62,515	(13)	7,578,739
	Death or disability	—		4,761,024	(7)	19,028	(14)	4,780,052
J. Thomas Bradley, Jr.	Termination without cause or resignation for good reason following a change in control	2,115,385	(2)	3,001,076	(7)	18,292	(10)	5,134,753
	Termination without cause	2,115,385	(2)	484,470	(8)	18,292	(10)	2,618,147
	Death or disability	—		3,001,076	(7)	—		3,001,076

(1)	Represents a severance amount equal to $4,000,000, payable over the course of a two-year period beginning after the termination date.

(2)	Represents minimum severance payments, in accordance with the Company’s executive compensation practices, consisting of (a) four weeks of base salary for each completed year of service and (b) four weeks of the named executive officer’s annual cash incentive for each completed year of service calculated based on target performance.

(3)	Represents (a) continued payment of base salary for 12 months, and (b) an additional severance amount of $1,300,000, which represents the annual cash incentive for fiscal year 2011 calculated based on target performance.

(4)	Represents (a) continued payment of base salary for 24 months and (b) $1,555,200, which represents continued payment of Mr. Bunch’s average annual cash incentive (calculated based on the prior two completed fiscal years) for 24 months.

(5)	Represents (a) continued payment of base salary for 36 months and (b) $1,555,200, which represents continued payment of Mr. Bunch’s average annual cash incentive (calculated based on the prior two completed fiscal years) for 24 months.

(6)	Under the terms and conditions of Mr. Tomczyk’s employment agreement or stock option and RSU award agreements, under the LTIP, awards become immediately vested or continue to vest in accordance with the terms of the respective award agreements. Amounts represent (a) the fair value as of September 30, 2011 of all outstanding RSU awards, including any awards for fiscal year 2011 that were granted subsequent to September 30, 2011, and (b) the intrinsic value of unvested stock option awards as of September 30, 2011.

(7)	Under the terms and conditions of the applicable employment agreement or RSU award agreement, under the LTIP, awards become immediately vested or continue to vest in accordance with the terms of the respective award agreements. Amounts represent the fair value as of September 30, 2011 of all outstanding RSU awards, including any awards for fiscal year 2011 that were granted subsequent to September 30, 2011.

(8)	For termination without cause, in accordance with the applicable RSU award agreement, awards are pro-rated based on the number of twelve month periods which have elapsed since the date of grant and through the date of termination and then the awards vest in accordance with the applicable award agreement. Amounts represent the fair value of the awards as of September 30, 2011, pro-rated pursuant to the award agreement.

(9)	Under Mr. Tomczyk’s employment agreement, this represents the estimated premium costs for the continuation of medical and dental coverage for a period of two years after the termination date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Mr. Tomczyk or any of his dependents are eligible to elect COBRA continuation coverage under any of the Company’s group medical or dental plans.

(10)	Represents the Company’s estimated premium costs for the continuation of medical and dental coverage for a period equal to two weeks for each completed year of service, in accordance with the Company’s executive compensation practices.

(11)	Under Mr. Adams’ employment agreement, this represents the Company’s estimated premium costs for the continuation of medical and dental coverage for a period of six months after the termination date pursuant to COBRA.

(12)	Under Mr. Bunch’s employment agreement, this represents the Company’s estimated premium costs for medical and dental coverage for him, his spouse and his eligible dependents for 24 months after the termination date.

(13)	Under Mr. Bunch’s employment agreement, this represents the Company’s estimated premium costs for medical and dental coverage for him, his spouse and his eligible dependents for 36 months after the termination date.
(14)	Under Mr. Bunch’s employment agreement, this represents the Company’s estimated premium costs for medical and dental coverage for him, his spouse and his eligible dependents for 12 months after the termination date.

Named Executive Officer No Longer Serving as an Executive Officer as of September 30, 2011

Former Executive Vice President, Chief Operating Officer — David M. Kelley

On February 11, 2011, Mr. Kelley entered into a separation and release of claims agreement with the Company. This separation and release of claims agreement provided for:

•	continuation of his base salary of $400,000 for 12 months;

•

cash severance of $3,540,055, which is equal to the sum of (1) Mr. Kelley’s annual cash incentive target of $900,000, (2) one-fourth of the value of Mr. Kelley’s fiscal year 2011 target annual equity incentive, or $225,000 and (3) the cash value of the forfeited portion of Mr. Kelley’s restricted stock units of $2,415,055. The cash severance is payable in three equal payments on August 1, 2011, November 1, 2011 and February 1, 2012;

•

the pro-rata vested portion of RSU awards in accordance with the terms of the applicable grants. The aggregate value of these RSU awards was $1,430,289 as of January 28, 2011 and the awards were settled in February 2011; and

•

continued Company-paid employer portion of health benefits pursuant to COBRA continuation coverage for Mr. Kelley and any eligible dependents until the earlier of (1) 12 months following the termination date or (2) the date other comparable coverage is obtained.

As a condition to receiving the compensation described above, Mr. Kelley is required to abide by non-competition, non-solicitation and non-disparagement covenants.

Director Compensation and Stock Ownership Guidelines

The following table summarizes non-employee director compensation for calendar year 2011 under the terms of the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan:

Non-employee Director Compensation	Amount
Chairman of the Board Annual Retainer	$400,000 in cash or a combination of cash and RSUs
Annual Cash Retainer (excluding Chairman)	$80,000
Annual Equity Grant (excluding Chairman)	$130,000 in RSUs
Committee Chair Retainer	$10,000 ($25,000 for Audit Committee chair)
Audit Committee Member Fee	$10,000

Non-employee directors may also receive, at the discretion of the Corporate Governance Committee and approved by the board of directors, payment of additional non-employee director compensation when special circumstances warrant.

The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD Ameritrade and

•	align directors’ interests with the long-term interests of stockholders.

The annual cash retainer, the committee chair retainer and the Audit Committee member fee are paid in advance at the beginning of each calendar year.

Under the 2006 Directors Incentive Plan, any non-employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company. Cash awards that were deferred under the terms of the 1996 Directors Incentive Plan (the predecessor to the 2006 Directors Incentive Plan) earn interest at the prime rate as reported by The Wall Street Journal. Cash awards that are deferred under the terms of the 2006 Directors Incentive Plan earn interest based on terms and conditions established by the Compensation Committee.

The number of RSUs under the annual equity grant is calculated by using the average closing price of the Company’s common stock for the 20 trading days prior to the grant date. Beginning with calendar year 2011 grants, RSU awards vest completely on the first anniversary of the grant date and are settled by issuing shares of Company common stock. RSU awards granted for calendar years prior to 2011 vest in one-third increments annually over three years from the date of grant and the vested RSUs are settled by issuing shares of Company common stock following the third anniversary of the grant date. A director may elect to defer the receipt of stock under the terms of any applicable deferred compensation plan. If the director terminates service as a non-employee director prior to the third anniversary of the grant date for awards granted for calendar years prior to 2011, the RSUs, to the extent vested on the date of such termination of service, are settled as soon as reasonably practicable after such termination. In the event of a change in control of the Company, the RSUs vest as soon as practicable after the change in control. RSUs do not have any voting rights. Vested RSUs and awards of RSUs (vested and unvested) for calendar years beginning in 2011 receive the benefit of any dividends on common stock of the Company in the form of additional RSUs. Unvested RSUs granted for calendar years prior to 2011 are not entitled to receive the benefit of dividends. In the event of the death of a non-employee director, the RSUs will vest and be settled in common stock of the Company. In the event of the disability of a non-employee director, the RSUs will continue to vest over the applicable vesting period whether or not the director continues to serve as a director of the Company.

Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the board of directors. The Company also provides liability insurance for its directors and officers.

The Company and Mr. Moglia entered into an amendment to his employment agreement in connection with his election as chairman of the board of directors, dated as of September 29, 2008. Under the terms of Mr. Moglia’s employment agreement, as amended, he was paid a base salary of $1,000,000 per year. The agreement expired on May 31, 2011. Effective June 1, 2011, Mr. Moglia became a non-employee chairman and is compensated pursuant to a non-employee chairman term sheet. Under the term sheet, Mr. Moglia is paid an annual retainer of $400,000, which is paid in either cash or a combination of cash and equity. Mr. Moglia elected to be paid in cash for his 2011 annual retainer, which was prorated for the period commencing June 1, 2011 through December 31, 2011. For the complete terms of Mr. Moglia’s employment agreement, we refer you to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2008 (employment agreement) and Exhibit 10.3 of the Company’s Annual Report on Form 10-K, filed with the SEC on November 26, 2008 (amendment to employment agreement). For the provisions of the non-employee chairman term sheet, we refer you to Exhibit 10.2 of the Company’s Annual Report on Form 10-K, filed with the SEC on November 18, 2011. Mr. Tomczyk is currently the only employee director of the Company.

The table below provides information on compensation for directors who served during fiscal year 2011, except for Mr. Tomczyk. Compensation information for Mr. Tomczyk, who is a named executive officer, is disclosed in the Summary Compensation Table earlier in this section. Todd M. Ricketts does not appear in the table because he was elected to the board of directors following the Company’s fiscal year end.

	Fees Earned or Paid in Cash
Name	Paid in Cash(2) ($)	Deferred in Form of Stock Units(3),(5) ($)	Stock Awards(4),(5) ($)	All Other Compensation(6) ($)	Total ($)
W. Edmund Clark (1)	—	—	—	—	—
Marshall A. Cohen	—	105,000	140,828	—	245,828
Dan W. Cook III	90,000	—	140,828	—	230,828
William H. Hatanaka (1)	—	—	—	—	—
Karen E. Maidment	—	87,500	195,397	—	282,897
Mark L. Mitchell	90,000	—	140,828	—	230,828
Joseph H. Moglia	800,000	—	—	630	800,630
Wilbur J. Prezzano	—	90,000	140,828	—	230,828
J. Joe Ricketts	80,000	—	140,828	—	220,828
J. Peter Ricketts	80,000	—	140,828	—	220,828
Allan R. Tessler	100,000	—	140,828	—	240,828

(1)	Messrs. Clark and Hatanaka, employees of TD, elected not to receive compensation for services provided as a director.

(2)

The cash paid to Mr. Moglia represents eight months of base salary as an employee director pursuant to his employment agreement and an annual retainer as non-employee chairman of the board, prorated for four months. For all other non-employee directors, the amounts in this column represent amounts paid in cash for retainers and fees.

(3)	The amounts in this column represent the dollar amount of retainers and fees deferred in the form of Company stock units.

(4)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for RSUs granted during fiscal year 2011. In fiscal year 2011, non-employee directors received a grant of RSUs for their 2011 annual equity grant. Ms. Maidment also received a prorated grant of RSUs for her calendar year 2010 annual equity grant during fiscal year 2011.

(5)	The following table summarizes, as of September 30, 2011, the aggregate number of outstanding deferred stock units, RSUs and stock option awards held by directors who served during fiscal year 2011, except Mr. Tomczyk. Outstanding stock-based awards for Mr. Tomczyk, who is a named executive officer, are summarized in the Outstanding Equity Awards at Fiscal Year-End table earlier in this section.

Name	Deferred Stock Unit Awards (#)	Restricted Stock Unit Awards (#)	Option Awards (#)
W. Edmund Clark	—	—	—
Marshall A. Cohen	48,169	21,351	—
Dan W. Cook III	5,411	21,351	12,971
William H. Hatanaka	—	—	—
Karen E. Maidment	6,411	10,211	—
Mark L. Mitchell	9,476	21,351	—
Joseph H. Moglia	—	—	5,255,000
Wilbur J. Prezzano	39,210	21,351	—
J. Joe Ricketts	—	99,667	—
J. Peter Ricketts	—	21,351	—
Allan R. Tessler	—	21,351	—

(6)	The amount in this column represents reimbursement for income taxes.

Under the Company’s non-employee director stock ownership guidelines, non-employee directors receiving compensation are required to own shares of the Company’s common stock with a value equal to twice their annual retainer ($800,000 for the chairman and $420,000 for other non-employee directors), not later than the fifth anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director, vested and unvested RSUs and vested options. All non-employee directors receiving compensation with more than five years of service with the Company have met this guideline.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions.    The board of directors has adopted a written Related Party Transaction Policy covering the review and approval or ratification of any transaction, arrangement or relationship involving the Company or any of its subsidiaries, with a value of $120,000 or more per fiscal year, and in which any related party had, has or will have a direct or indirect material interest required to be disclosed under applicable SEC rules. Related parties are our directors, executive officers and any stockholder beneficially owning more than 5% of our common stock or any of their immediate family members. Under the policy, the OID Committee reviews related party transactions and may approve or ratify them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a related party transaction, the OID Committee will consider, among other factors determined to be appropriate, the following factors (to the extent relevant to the related party transaction):

•	whether the terms of the related party transaction are fair to the Company and are no less favorable than terms that would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship.

Nothing in the policy supersedes or modifies any contractual rights or obligations provided in the Stockholders Agreement.

Transactions with TD and TD Affiliates

As a result of the Company’s acquisition of TD Waterhouse, TD became an affiliate of the Company. The Company transacts business and has extensive relationships with TD and certain of its affiliates. A description of significant agreements and transactions with TD and its affiliates is set forth below.

Registration Rights Agreement

The Company, the Ricketts holders and TD are a party to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock, as follows:

Demand Registrations

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.

Piggy Back Registrations

The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

Expenses

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.

Trademark License Agreement

The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The TD Ameritrade Name

The Company is required to use the TD Ameritrade name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD Ameritrade name in the U.S. in corporate identity and marketing materials. The Company has further agreed to use the TD Ameritrade name and, in conjunction with it, the TD logo, in other countries unless the Company reasonably determines such use would not be consistent with or to the benefit of the Company’s business in a particular country.

The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD Ameritrade” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisors. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisors in the U.S., as so restricted by the Stockholders Agreement.

Ownership and Protection of the TD Ameritrade Name

TD and the Company jointly own the TD Ameritrade name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD Ameritrade name. The Company has further agreed to use commercially reasonable efforts to keep TD informed and to allow TD to provide reasonable input as to the registration, maintenance and prosecution strategy in connection with the TD Ameritrade trademark. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD Ameritrade trademark.

Indemnification

The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD Ameritrade name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.

Term; Termination

The term of the trademark license agreement is 10 years from January 24, 2006, and is automatically renewable for additional periods of 10 years, unless earlier terminated. The Company and TD can each terminate the trademark license agreement upon any of the following events: if the other party becomes insolvent, makes an assignment for the benefit of creditors, a trustee or receiver is appointed for a material part of the other party’s assets, or a proceeding in bankruptcy is not dismissed within 90 days; if the other party fails to cure a material breach within 60 days of the initial notice of material breach; if the other party is subject to a decree dissolving such other party which has been in effect for more than 30 days; if there is a change of control of the other party that results in such other party being controlled by a competitor; if TD beneficially owns voting securities representing 4.17% or less of the total voting power of the Company; if a third party bona fide tender or exchange offer for not less than 25% of the outstanding shares of common stock of the Company is consummated; if the Company’s board of directors consummates a takeover proposal from a third party; or if the TD trademark or logo becomes materially damaged by the other party.

Effects of Termination

Upon termination of the trademark license agreement, the Company has agreed to stop all new uses of the TD mark within six months and discontinue all use of the TD mark within 12 months. Neither the Company nor TD shall be entitled to use the TD Ameritrade name after the trademark license agreement terminates, and all trademark applications and registrations for the TD Ameritrade trademark shall be expressly abandoned.

URL License Agreement

TD and the Company are also a party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TDWaterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TDWaterhouse websites. The term of the URL license agreement is 10 years from January 24, 2006 unless mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

Insured Deposit Account Agreement

The Company is party to an insured deposit account (“IDA”) agreement with TD and two of its wholly-owned subsidiaries, TD Bank USA, N.A. (“TD Bank USA”) and TD Bank, N.A. Under the IDA agreement, TD Bank USA and TD Bank, N.A. (together, the “Depository Institutions”) make available to clients of the Company FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The Company provides marketing, recordkeeping and support services for the Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the Depository Institutions pay the Company a fee based on the yield earned on the client IDA assets, less the actual interest paid to clients, a flat fee to the Depository Institutions of 25 basis points and the cost of FDIC insurance premiums.

The IDA agreement has a term of five years beginning July 1, 2008, and is automatically renewable for successive five-year terms, provided that it may be terminated by any party upon two years’ prior written notice. The agreement provides that the fee earned on the IDA agreement is calculated based on three primary components: (a) the actual yield earned on investments in place as of July 1, 2008, which were primarily fixed-income securities backed by Canadian government guarantees, (b) the yield on other fixed-rate investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the IDA portfolio and (c) floating-rate investments, based on the monthly average rate for 30-day LIBOR. The agreement provides that, from time to time, the Company may request amounts and maturity dates for the other fixed-rate investments (component (b) above) in the IDA portfolio, subject to the approval of the Depository Institutions. As of September 30, 2011, the IDA portfolio was comprised of approximately 1% component (a) investments, 87% component (b) investments and 12% component (c) investments.

In the event the fee computation results in a negative amount, the Company must pay the Depository Institutions the negative amount. This effectively results in the Company guaranteeing the Depository Institutions revenue of 25 basis points on the IDA agreement, plus the reimbursement of FDIC insurance premiums. The fee computation under the IDA agreement is affected by many variables, including the type, duration, credit quality, principal balance and yield of the investment portfolio at the Depository Institutions, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative IDA fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the fee calculation to result in a negative amount is remote and the fair value of the guarantee is not material.

The Company earned fee income associated with the insured deposit account agreement of $762.5 million for fiscal year 2011.

Mutual Fund Agreements

The Company and an affiliate of TD are parties to a sweep fund agreement, transfer agency agreement, shareholder services agreement and a dealer agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients. The Company performs certain distribution and marketing support services with respect to those funds. In consideration for offering the funds and performing the distribution and marketing support services, an affiliate of TD compensates the Company in accordance with the provisions of the sweep fund agreement. The Company also performs certain services for the applicable fund and earns fees for those services. The agreement may be terminated by any party upon one year’s prior written notice and may be terminated by the Company upon 30 days’ prior written notice under certain circumstances. The Company earned fee income associated with these agreements of $8.5 million for fiscal year 2011.

Securities Borrowing and Lending

In connection with its brokerage business, the Company engages in securities borrowing and lending with TD Securities, Inc. (“TDSI”), an affiliate of TD. The Company earned net interest revenue of $3.8 million for fiscal year 2011 associated with securities borrowing and lending with TDSI. The transactions with TDSI are subject to the same collateral requirements as transactions with other counterparties.

Referral and Strategic Alliance Agreement

TD Ameritrade, Inc., a wholly-owned subsidiary of the Company, is a party to a referral and strategic alliance agreement with TD Bank, N.A. and TD Wealth Management Services, Inc. (“TDWMS”), a wholly-owned subsidiary of TD. The strategic alliance agreement has a term of five years beginning February 1, 2010 and is automatically renewable for successive three-year terms, provided that it may be terminated by any party after January 1, 2011 upon 180 days’ prior written notice. Under the agreement, TD Bank, N.A. will promote TD Ameritrade, Inc.’s brokerage services to its clients using a variety of marketing and referral programs and TDWMS referred its existing brokerage account clients to TD Ameritrade, Inc. while TDWMS discontinued its brokerage operations. TD Bank, N.A. clients that open brokerage accounts at TD Ameritrade, Inc. and TDWMS clients that elected to transfer their accounts to TD Ameritrade, Inc. are considered program clients. TD Ameritrade, Inc. retains a fee for providing brokerage services to the program clients, and the program’s net margin is shared equally between TD Ameritrade, Inc. and TD Bank, N.A. The Company earned pre-tax income associated with the referral and strategic alliance agreement of $2.9 million for fiscal year 2011.

Cash Management Services Agreement

Pursuant to a cash management services agreement, TD Bank USA provides cash management services to clients of TD Ameritrade, Inc. In exchange for such services, the Company pays TD Bank USA service-based fees agreed upon by the parties. The Company incurred expense associated with the cash management services agreement of $0.9 million for fiscal year 2011. The cash management services agreement will continue in effect for as long as the IDA agreement remains in effect, provided that it may be terminated by TD Ameritrade, Inc. without cause upon 60 days’ prior written notice to TD Bank USA.

Indemnification Agreement for Phantom Stock Plan Liabilities

Pursuant to an indemnification agreement, the Company agreed to assume TD Waterhouse liabilities related to the payout of awards under The Toronto-Dominion Bank 2002 Phantom Stock Incentive Plan following the completion of the TD Waterhouse acquisition. Under this plan, participants were granted units of stock appreciation rights (“SARs”) based on TD’s common stock that generally vest over four years. Upon exercise, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. In connection with the payout of awards under the 2002 Phantom Stock Incentive Plan, TD agreed to indemnify the Company for any liabilities incurred by the Company in excess of the provision for such liability included on the closing date balance sheet of TD Waterhouse. In addition, in the event that the liability incurred by the Company in connection with the 2002 Phantom Stock Incentive Plan is less than the provision for such liability included on the closing date balance sheet of TD Waterhouse, the Company agreed to pay the difference to TD. There were 7,850 SARs outstanding as of September 30, 2011, with an approximate value of $0.4 million. The indemnification agreement effectively protects the Company against fluctuations in TD’s common stock price with respect to the SARs, so there is no net effect on the Company’s results of operations resulting from such fluctuations.

Canadian Call Center Services Agreement

Pursuant to the Canadian call center services agreement, TD receives and services client calls at its London, Ontario site for clients of TD Ameritrade, Inc. After May 1, 2013, either party may terminate this agreement without cause and without penalty by providing 24 months’ prior written notice. In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. The Company incurred expenses associated with the Canadian call center services agreement of $18.0 million for fiscal year 2011.

TD Waterhouse Canada Order Routing Agreement

TD Ameritrade Clearing, Inc. (“TDAC”), a wholly-owned subsidiary of the Company, is a party to an order routing agreement with TD Waterhouse Canada Inc. (“TDW Canada”), a wholly-owned subsidiary of TD. The agreement has a term of four years beginning May 20, 2010, provided that it may be terminated by either party upon 90 days’ prior written notice. Under the agreement, TDAC provides TDW Canada order routing services for U.S. equity and option orders to U.S. brokers and market centers with which TDW Canada has order execution arrangements. TDAC retains a percentage of the net payment for order flow revenue it receives on TDW Canada trades and remits the remainder to TDW Canada. The Company earned net payment for order flow revenue associated with the order routing agreement of $2.7 million for fiscal year 2011.

TD Waterhouse UK Servicing Agreement

TDAC is a party to a servicing agreement with TD Waterhouse Investor Services (Europe) Limited (“TDW UK”), a wholly-owned subsidiary of TD. The agreement has an initial term of ten years beginning July 16, 2010 and will automatically renew for consecutive two year terms, provided that either party may give written notice of its intent not to renew at least 180 days prior to the end of the initial term or any renewal term. Under the agreement, TDAC provides clearing services to clients of TDW UK that trade in U.S. equity securities. In exchange for such services, TDW UK pays TDAC a per-trade commission. The Company earned commission revenues associated with the servicing agreement of $0.5 million for fiscal year 2011.

Certificates of Deposit Brokerage Agreement

TD Ameritrade, Inc. is party to a certificates of deposit brokerage agreement with TD Bank USA, under which TD Ameritrade, Inc. acts as agent for its clients in purchasing certificates of deposit from TD Bank USA. Under the agreement, TD Bank USA pays TD Ameritrade, Inc. a placement fee for each certificate of deposit issued in an amount agreed to by both parties. TD Ameritrade, Inc. has periodically promoted limited time offers to purchase a three-month TD Bank USA certificate of deposit with a premium yield to clients that made a deposit or transferred $25,000 into their TD Ameritrade, Inc. brokerage account during a specified time period. Under these promotions, TD Ameritrade, Inc. reimburses TD Bank USA for the subsidized portion of the premium yield paid to its clients. The Company incurred net costs to TD Bank USA associated with these promotional offers of $2.0 million for fiscal year 2011.

Trading Platform Hosting and Services Agreement

On June 11, 2009, immediately following the closing of the Company’s acquisition of thinkorswim Group Inc. (“thinkorswim”), the Company completed the sale of thinkorswim Canada, Inc. (“thinkorswim Canada”) to TDW Canada. In connection with the sale of thinkorswim Canada, the Company and TDW Canada entered into a trading platform hosting and services agreement. The agreement has an initial term of five years beginning June 11, 2009, and will automatically renew for additional periods of two years, unless either party provides notice of non-renewal to the other party at least 90 days prior to the end of the then-current term. Because this agreement represents contingent consideration to be paid for the sale of thinkorswim Canada, the Company recorded a $10.7 million receivable for the fair value of this agreement. Under this agreement, TDW Canada uses the thinkorswim trading platform and TD Ameritrade, Inc. provides the services to support the platform. In consideration for the performance by TD Ameritrade, Inc. of all its obligations under this agreement, TDW Canada pays TD Ameritrade, Inc., on a monthly basis, a fee based on average client trades per day and transactional revenues. Fees earned under the agreement are recorded as a reduction of the contingent consideration receivable until the receivable is reduced to zero, and thereafter will be recorded as fee revenue. As of September 30, 2011, the receivable balance for this agreement was $9.0 million.

Other Transactions with TD Affiliates

TD has agreed to reimburse the Company for costs incurred related to the rebranding of the TD Ameritrade corporate entity name and logo. The Company incurred $5.4 million of expenses associated with rebranding during fiscal year 2011.

Other Related Party Transactions

Under an agreement between the Company and Joseph H. Moglia, chairman of the Company’s board of directors, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under his deferred compensation plan. Mr. Moglia was required to repay the loan, which did not bear interest, at the time his employment ended. Mr. Moglia’s employment agreement expired on May 31, 2011 and effective June 1, 2011, he became a non-employee chairman. During June 2011, the Company settled the $221,883 balance of the loan by deducting it from the amount that was paid to Mr. Moglia under the deferred compensation plan.

Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company, as permitted by applicable law. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to the Company’s earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the board of directors believe that our compensation design and practices are effective in implementing our guiding principles.

At the 2011 Annual Meeting, pursuant to Section 14A of the 1934 Act, we submitted a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting. Our stockholders approved this proposal with more than 99% of the total votes cast voting in favor. At the 2011 Annual Meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views the advisory vote as a good corporate governance practice, and because at our 2011 Annual Meeting more than 96% of the total votes cast were in favor of an annual advisory vote, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement for the 2012 Annual Meeting.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on executive compensation proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement.

As this is an advisory vote, the result will not be binding on the Company, the board of directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2012. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

Representatives of E&Y are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Fees Paid to Independent Auditor

The following table presents fees billed by E&Y for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended September 30, 2011 and 2010, and fees for other services rendered by E&Y during those periods.

	2011	2010
Audit Fees	$3,442,253	$3,383,553
Audit-Related Fees	657,708	642,604

Total	$4,099,961	$4,026,157

Audit Fees.    Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements included in the Company’s Form 10-K, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and the audits of our subsidiaries required by regulation.

Audit-Related Fees.    Audit-related services include fees for third-party service organization internal control audit services, SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees.    E&Y did not provide any tax services during 2011 and 2010.

All Other Fees.    E&Y did not provide any other services during 2011 and 2010.

The Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2011 and 2010 were compatible.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2011 and 2010, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 17, 2011. A copy of that report is set forth below.

November 17, 2011

The Board of Directors

TD Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for TD Ameritrade Holding Corporation and subsidiaries (“TD Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent Registered Public Accounting (RPA) firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD Ameritrade’s systems of internal control for the fiscal year ended September 30, 2011.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2011:

•	Reviewed and discussed the audited financial statements with management and the external auditors.
•

Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD Ameritrade Holding Corporation Audit Committee

Marshall A. Cohen, Chairman

Karen E. Maidment

Wilbur J. Prezzano

Allan R. Tessler

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 7, 2012 by the secretary of the Company at the Company’s principal executive office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 17, 2012 and no later than November 16, 2012. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. SEC rules permit those persons we have named as proxies to vote in their discretion on stockholder proposals that are not submitted in compliance with the Company’s Bylaws, if such matters are brought before the Annual Meeting notwithstanding such noncompliance.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of the Internet Availability Notice or paper copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive a separate Internet Availability Notice or copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD Ameritrade Holding Corporation

4211 South 102nd Street

Omaha, NE 68127

Attention: Investor Relations

(800) 237-8692

ANNUAL REPORT

The Annual Report of the Company containing financial statements for the fiscal year ended September  30, 2011 is provided with this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska

January 5, 2012

REVOCABLE PROXY OF HOLDERS

OF COMMON STOCK

TD AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 14, 2012 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby appoints each of Ellen L.S. Koplow, William J. Gerber and Fredric J. Tomczyk, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD Ameritrade Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, on Tuesday, February 14, 2012, at 9:00 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof, and to vote in his or her discretion on any other matters that may come before the meeting or any adjournments or postponements thereof.

1.	ELECTION OF CLASS I DIRECTORS

(1) W. Edmund Clark

(2) Karen E. Maidment

(3) Mark L. Mitchell

(4) Fredric J. Tomczyk

(    )  For All                                (    )  Withhold All                        (    )  For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION.

(    ) FOR            (    ) AGAINST                    (    ) ABSTAIN

3.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending September 30, 2012.

(    ) FOR            (    ) AGAINST                    (    ) ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE HEREIN, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 14, 2012 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or LLC, please sign in the full corporate, partnership or LLC name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend this meeting.                    (    ) YES        (    ) NO